UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )

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Duke Realty Corporation

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Duke
REALTY

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Wednesday, April 29, 2020, 10:00 a.m. CT
Peninsula Hotel
108 East Superior Street (at North Michigan Avenue)
Chicago, Illinois 60611

At the Annual Meeting, shareholders will be asked to act on the following:

1. To elect 13 directors to serve on the Company's Board of Directors for a one-year term ending at the 2021 Annual Meeting of Shareholders;
2. To vote on an advisory basis to approve the compensation of the Company's named executive officers as set forth in the proxy statement;
3. To ratify the reappointment of KPMG LLP as the Company's independent registered public accountants for the fiscal year 2020; and
4. To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

Duke REALTY

This proxy statement was mailed or made available on or about March 11, 2020.

Dear Fellow Shareholder:

We are focused on creating long-term value for you and all of our stakeholders. We appreciate the trust you place in us to oversee your interests in our business and would like to highlight some of the actions we took in 2019 and the beginning of this year to help ensure we create value over the long term.

Corporate Responsibility
At the end of 2019, we hired a Vice President of Corporate Responsibility, whose sole responsibility will be to lead our efforts in all facets of environmental, social, and governance (ESG) initiatives and the implementation of related strategies, policies, communications, and processes. We also committed to integrating innovative, sustainable building design features in alignment with LEED®, including constructing to LEED criteria and achieving certification in all new developments pursuant to a Sustainable Development Policy. LEED® - an acronym for Leadership in Energy and Environmental Design™ - is a registered trademark of the U.S. Green Building Council®. In addition, in November 2019, we were the first of the industrial REITs to issue a “green bond” in the United States. We are proud of our ESG efforts, but recognize that we still have opportunities to do more. We believe our new Vice President of Corporate Responsibility will help us do just that.

Board Refreshment and Diversity
We have continued our efforts to refresh and diversify our Board. Last year, we said farewell to two directors and added one new director, Mr. Warren M. Thompson, founder of Thompson Hospitality Corporation. Mr. Thompson brings business administration, corporate governance, board, financial, and entrepreneurship expertise to the Board. In January of this year, our Board also appointed Ms. Tamara D. Fischer, President and Chief Executive Officer of National Storage Affiliates Trust, as a new director. Ms. Fischer brings auditing, business administration, capital markets, investor relations, mergers and acquisitions, public company, and risk oversight expertise to the Board. Consistent with our Board Diversity and Inclusion Policy, and based on the self-identified diversity characteristics of our directors, our Board now includes four women and two people of color.

Talent Management
At the beginning of 2020, our Board’s Executive Compensation Committee changed its name to the Compensation and Human Capital Committee. In addition to reviewing executive compensation, the Compensation and Human Capital Committee now reviews associate turnover and diversity, as well as associate development and engagement programs. Making sure this is the responsibility of a Board committee reinforces how important talent management is to us.

We hope that you will be able to join us at our 2020 Annual Meeting of Shareholders on Wednesday, April 29, 2020. The accompanying proxy materials contain detailed information about the matters on which you are being asked to vote. We urge you to read the materials carefully and vote in accordance with the Board’s recommendations. Your vote is very important to us. On behalf of our associates and our Board, we thank you for your support of Duke Realty.

Sincerely,

James B. Connor	David P. Stockert
Chairman and Chief Executive Officer	Lead Director

Proposal Three: Ratification of Reappointment of Independent Registered Public Accounting Firm	67
Shareholder Proposals and Nominations for 2021 Annual Meeting	68
Annual Report	68
Other Matters	69
Householding of Proxy Material	69
Appendix A: Definitions and Reconciliations of GAAP and Non-GAAP Financial Matters	A-1

2020 PROXY SUMMARY

This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information that you should consider, and you should read this entire proxy statement carefully before voting. In this proxy statement, the “company,” “we,” “our” and “us” refer to Duke Realty Corporation and its consolidated subsidiaries, unless the context requires otherwise.

2019 Business Highlights

For more information regarding our 2019 performance, please review our Annual Report on Form 10-K for the year ended December 31, 2019.

Compensation Highlights
Corporate Responsibility Highlights
Corporate Governance Highlights

	Independence and Compliance		Stock Guidelines
☑	92% of our Board of Directors (Board) is independent: All directors, other than the Chairman, are independent	☑	No hedging or pledging of our securities
☑	Lead independent director role with significant authority and responsibilities	☑	Minimum stock ownership requirements
☑	Fully independent Audit, Corporate Governance, Compensation and Human Capital, and Finance Committees		Other Governance
☑	Annual evaluations of Board and its committees	☑	Proxy access
☑	Annual evaluations of individual directors	☑	Shareholders can amend bylaws
☑	At least 75% attendance at Board and committee meetings	☑	Shareholders can call a special meeting
☑	Directors are elected annually	☑	No related-party transactions
☑	Majority vote standard in uncontested director elections	☑	Corporate Responsibility Committee that reports to Board
	Composition	☑	No shareholder rights plan
☑	31% of our Board is female
☑	Mix of director tenure, skills, and background that provides a balance of experience and institutional knowledge with fresh perspectives
☑	Board Diversity and Inclusion Policy

2020 Proxy Information

Our Board is soliciting proxies to be voted at the Annual Meeting. Our proxy statement provides shareholders with information needed to vote by proxy or in person at the Annual Meeting. Shareholders do not need to attend the Annual Meeting to vote. Voting instructions are below.

Annual Meeting of Shareholders

Time and Date	10 a.m. CT, April 29, 2020
Place	Peninsula Hotel, 108 East Superior Street (at North Michigan Avenue), Chicago, Illinois 60611
Record Date	February 20, 2020
Voting
All shareholders of record as of the close of business on the Record Date are entitled to vote at the Annual Meeting. Each share of common stock outstanding on the Record Date is entitled to one vote on each item submitted for consideration.

Quorum
For any business to be conducted, the holders of a majority of the shares of common stock entitled to vote at the Annual Meeting must be present, either in person or represented by proxy. For the purpose of determining the presence of a quorum, abstentions and broker non-votes (which occur when shares held by brokers or nominees for beneficial owners are voted on some matters but not on others) generally will be counted as present. As of the Record Date, 368,342,908 shares of common stock were issued and outstanding.

How to Vote

Here are the methods available to shareholders of record for voting on the proposals in this proxy.

Vote, sign, and date your proxy card. Mail it in the enclosed postage-paid envelope.

Vote in person at the Annual Meeting. For directions to the Annual Meeting, please call 317.808.6005.

Call toll-free 1.800.690.6903 and follow the instructions. You will be prompted for certain information that can be found on your proxy card.

Log on to https://www.proxyvote.com and follow the on-screen instructions. You will be prompted to enter certain information that can be found on your proxy card.

Note: Please refer to specific instructions provided on the Notice Regarding the Availability of Proxy Materials for the Annual Meeting or your printed proxy materials. If you are a beneficial holder who holds shares in “street name,” please refer to the voting instruction form provided by your bank, broker, or other nominee.

Proposal One: Election of 13 Directors

		Board Vote Recommendation	Page Reference (for more detail)
		FOR EACH DIRECTOR NOMINEE	8
•	We are asking shareholders to elect 13 directors to serve for a one-year term that will expire at the company’s 2021 Annual Meeting or until their successors have been elected and qualified.
•
Each director nominee is elected annually by the affirmative vote of a majority of shareholders present in person or represented by proxy and entitled to vote. An abstention will result in a nominee receiving fewer affirmative votes and, therefore, will have the same effect as a vote against the nominee. Brokers are not entitled to vote uninstructed shares on director elections; therefore, broker non-votes are not considered entitled to vote and will not have an impact on the election of directors.

Proposal Two: Advisory Vote to Approve the Compensation of Named Executive Officers

	Board Vote Recommendation	Page Reference (for more detail)
	FOR	34
•
We are asking shareholders to approve, on an advisory basis, the compensation of the named executive officers as discussed and disclosed in this proxy statement, including the Compensation Discussion and Analysis beginning on page 35 and the tables and narratives that follow under Executive Compensation beginning on page 53.

•
The proposal to approve, on an advisory basis, the compensation of the company’s named executive officers will be approved if the votes cast in favor of the proposal exceed the votes cast against the proposal. Abstentions and broker non-votes will not be treated as votes cast and, therefore, will not have an impact on the vote to approve compensation.

Proposal Three: Ratification of Reappointment of Independent Registered Public Accounting Firm

		Board Vote Recommendation	Page Reference (for more detail)
		FOR	67
•	We are asking shareholders to ratify the reappointment of KPMG LLP as the company’s independent registered public accountants for the 2020 fiscal year.
•
To ratify the selection of KPMG, votes cast in favor of the proposal must exceed votes cast against the proposal. Abstentions will not be treated as votes cast and, therefore, will not have an impact on the ratification of KPMG as our independent registered public accountants. The ratification of the selection of KPMG as the company’s independent registered public accountants for 2020 is considered a discretionary matter, and brokers will be permitted to vote uninstructed shares as to such matter.

Other

If you are a beneficial owner (i.e., you hold your shares through a broker or other nominee), you may instruct your broker to vote your shares by following the instructions that the broker provides. If you sign over voting rights but do not provide specific instructions, your broker will vote on your behalf only on the proposals over which it has discretionary authority (Proposal Three). For Proposals One and Two, your instructions will be counted as broker non-votes. Most brokers offer voting by mail, telephone, and on the Internet.

If you are a shareholder of record, you may vote by:

•	returning a properly executed proxy card;

•	voting in person at the Annual Meeting; or

•	following the instructions on the Notice to vote online or by telephone.

When you return a properly executed proxy card, we will vote the shares that the proxy card represents in accordance with your directions. If you return the signed proxy card with no direction on a proposal, we will vote your proxy:

•“FOR” each director nominee in Proposal One;
•“FOR” Proposal Two;
•“FOR” Proposal Three; and
•in accordance with the proxy holder’s discretion, on any other matter that may properly come before the Annual Meeting, including any adjournments or postponements.

Your proxy gives discretionary authority to Mr. James B. Connor, our Chairman and Chief Executive Officer (CEO), and Ms. Ann C. Dee, our Executive Vice President, General Counsel and Corporate Secretary, on any other matters that might be brought before the Annual Meeting. If you are a record owner and you sign a proxy card but do not provide instructions regarding the proposals on the proxy card, your shares will be voted in accordance with the Board’s recommendations, as noted above.

You may revoke your proxy at any time before its exercise by:

(i)	delivering written notice of revocation to Ms. Dee at 8711 River Crossing Blvd., Indianapolis, Indiana 46240;

(ii)	submitting to the company a duly executed proxy card with a later date;

(iii)	voting via the Internet or telephone at a later date; or

(iv)	appearing at the Annual Meeting and voting in person.

Written revocations will not be effective until received by Ms. Dee at or before the Annual Meeting. Telephone and Internet revocations will not be effective unless, in the case of shareholders who hold their shares through our 401(K) Plan, received on or before 11:59 p.m., Indianapolis local time, on April 23, 2020, and, in the case of all other shareholders, received on or before 11:59 p.m., Indianapolis local time, on April 27, 2020. If you are a beneficial owner, you will need to obtain a valid proxy from your broker or other nominee that is the record holder to vote in person at the Annual Meeting.

We are offering shareholders the opportunity to confirm their votes were cast in accordance with their instructions. Vote confirmation is consistent with our commitment to sound corporate governance standards and an important means to increase transparency. Beginning March 14, 2020, and for up to two months after the Annual Meeting, you may confirm your vote beginning 24 hours after your vote is received, whether it was cast by proxy card, electronically, or telephonically. You may confirm that your instructions were received and cast per your instructions included by logging onto https://www.proxyvote.com using your control number (located on your Notice Regarding the Availability of Proxy Materials or proxy card). If you hold shares through a broker or other nominee, the ability to confirm your vote may be affected by the rules of the broker or other nominee and the confirmation may not confirm whether the broker or other nominee allocated the correct number of shares to you.

Mailing Date/Internet Availability of Proxy Materials

This proxy statement, the enclosed proxy card, and our 2019 Annual Report or a Notice Regarding the Availability of Proxy Materials (the Notice) were mailed or e-mailed to shareholders beginning on or about March 11, 2020. The Notice includes instructions on how to access the proxy materials online. Shareholders who received the Notice by mail or e-mail will not be mailed a printed copy of the proxy materials unless they request a copy in the manner described in the Notice. All shareholders will be able to access the proxy materials on the website referred to in the Notice and this proxy statement and will be able to request a printed set of the proxy materials by mail or electronically, in either case, free of charge.

Duke Realty is soliciting proxies to be voted at the Annual Meeting, and has paid the cost of preparing, printing, assembling, and mailing the proxy materials, and also will bear the costs of other materials sent to shareholders in connection with this solicitation. We also may reimburse brokerage houses and other custodians, nominees, and fiduciaries for their expenses incurred in forwarding solicitation materials to the beneficial owners of shares held of record.

In addition to the solicitation of proxies by mail, Duke Realty officers and other associates may solicit proxies by telephone, facsimile, e-mail, or personal interviews without additional compensation. We also expect brokerage houses to forward proxy materials to shareholders at our request. Receipt of more than one proxy card or voting instruction form indicates that a shareholder has multiple accounts at the transfer agent or with stockbrokers. Shareholders should complete and return all proxy cards and voting instruction forms received to ensure that all of their shares are voted.

Shareholders of record who want to receive future proxy statements and annual reports electronically should log on to https://www.proxyvote.com and follow the instructions to vote using the Internet and, when prompted, indicate that they want to access proxy materials electronically in the future. Shareholders will need to refer to the company number and control number found on the proxy card. Shareholders may cancel electronic enrollment if they later decide to receive proxy statements and annual reports by regular mail.

Information about Communications with Duke Realty Corporation and Our Board

Shareholders may communicate with Duke Realty’s Board on matters that protect or promote legitimate shareholder interests. For instructions on how to deliver such communications, visit the Investor Relations/Corporate Governance section of Duke Realty’s website at www.dukerealty.com.

Shareholders and other interested parties also may contact the Board by writing to:

Board of Directors
c/o the Corporate Secretary
8711 River Crossing Blvd.
Indianapolis, Indiana 46240

You may e-mail Duke Realty’s Lead Director at leaddirector@dukerealty.com.

In addition, shareholders and other interested parties may communicate with Duke Realty’s independent, non-management directors and/or the entire Board, as required by the New York Stock Exchange’s (NYSE) listing standards. Written communications to non-management directors should be sent to:

Non-Management Directors
c/o Corporate Secretary
8711 River Crossing Blvd.
Indianapolis, Indiana 46240

Duke Realty’s Corporate Secretary may be contacted by sending correspondence to: 8711 River Crossing Blvd., Indianapolis, Indiana 46240, Attn: Corporate Secretary.

Additional Information

Our website is located at www.dukerealty.com. Though information on our website is not part of this proxy statement, you can find company information there, such as our Code of Business Ethics, corporate governance guidelines, charters of the committees of the Board, and reports that we file and furnish with the Securities and Exchange Commission (SEC) . Copies of our Code of Business Ethics, corporate governance guidelines, or charters of Board committees may be obtained by writing to:

Duke Realty Corporation
8711 River Crossing Blvd.
Indianapolis, Indiana 46240
Attention: Investor Relations

PROPOSAL ONE: ELECTION OF 13 DIRECTORS TO SERVE
ON THE COMPANY’S BOARD FOR A ONE-YEAR TERM
ENDING ON THE DATE OF THE COMPANY’S 2021 ANNUAL MEETING

The Board currently consists of 13 members. On January 29, 2020, based on the recommendation of the Corporate Governance Committee, the Board nominated each of the 13 directors for re-election to serve for a one-year term that will expire at the 2021 Annual Meeting or when their successors have been elected and qualified.

Each nominee has agreed to be named in this proxy statement and serve if elected. The Board believes that all of the nominees for director will be available for election. However, if a nominee is unavailable for election, the proxy holders may vote for another nominee proposed by the Board. If the Board does not propose another director nominee prior to or at the Annual Meeting, the Board, by resolution, may reduce the number of directors to be elected at the Annual Meeting.

The election of each director requires the affirmative vote of a majority of the shareholders present in person or represented by proxy and entitled to vote for the election of directors. An abstention will result in a nominee receiving fewer votes and, therefore, will have the same effect as a vote against the nominee. Brokers are not entitled to vote uninstructed shares in director elections; therefore, broker non-votes are not considered entitled to vote and will not have an impact on the election of directors.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION OF ALL OF THE DIRECTOR NOMINEES NAMED IN THIS PROXY STATEMENT.

BOARD EVALUATIONS AND MEMBERSHIP CRITERIA

The Corporate Governance Committee, whose responsibilities are described in “Board Committees,” evaluates the effectiveness of the Board and each of its committees annually. As part of this evaluation, each director fills out an assessment of the entire Board as well as the committees on which he or she serves. The Corporate Governance Committee then reviews a compilation of the results of the various self-assessments. In addition, each year the General Counsel also conducts a candid, in-person self-assessment interview with each Board member, designed to enhance his or her participation and role as a director, as well as to assess the competencies and skills each individual director is expected to bring to the Board.

The Corporate Governance Committee believes that though the company can benefit from experienced directors, periodic refreshment of the Board is important. The Corporate Governance Committee, therefore, regularly discusses director succession and reviews potential candidates. The Corporate Governance Committee may employ a search firm to identify director candidates. In 2019, we hired Ferguson Partners Ltd. to review potential director candidates. Key factors that the Corporate Governance Committee considers when determining whether to appoint directors include:

In nominating members for election to the Board, the Corporate Governance Committee will consider written nominations by shareholders. Our bylaws state that the Corporate Governance Committee must consider these nominees as long as the recommendation is submitted to our Corporate Secretary in a timely manner and the nomination complies with the requirements in our bylaws. Timing requirements are described in “Shareholder Proposals and Nominations for 2021 Annual Meeting.” The Corporate Governance Committee screens all potential candidates in the same manner regardless of the source of recommendation. However, the Corporate Governance Committee may, in its sole discretion, reject any recommendation for any reason. The complete set of requirements for the submission of a shareholder nomination is included in our bylaws. The Board has also adopted a proxy access bylaw, which allows certain eligible shareholders to nominate director candidates and requires us to include such candidates in our proxy materials for an annual meeting of shareholders that involves the election of directors. For more information about the eligibility and other requirements to submit director nominees pursuant to our proxy access bylaw, see “Nominees for Election of Directors-Proxy Access Policy” and “Shareholder Proposals and Nominations for 2021 Annual Meeting.”

Diversity is an important strategic initiative at Duke Realty and has relevance to our associates, suppliers, and shareholders. We also are committed to diversity at the Board level. Having a Board composed of men, women, and people of color with different perspectives facilitates more balanced, wide-ranging discussion in the boardroom. The Board also is committed to inclusion--ensuring that all directors feel welcomed, valued, and able to contribute their opinions. Accordingly, the Board has adopted a Board Diversity and Inclusion Policy, which is available on the Investor Relations/Corporate Governance section of our website at http://www.dukerealty.com. Pursuant to the Board Diversity and Inclusion Policy, our Board considers director nominees from diverse backgrounds, and the Corporate Governance Committee periodically reviews the director selection process to ensure that women and people of color are included. Pursuant to this policy, and using the self-identified diversity characteristics of our directors, our Corporate Governance Committee nominated four women and two people of color to the Board this year.

The Board believes that it is important to have directors with strong leadership experience as well as experience in the real estate industry and operations. A balance of perspectives from other industries also is critical to well-rounded oversight. The chart below highlights the industry experience and qualifications of our nominees to the Board as more fully described in “Nominees for Election as Directors.”

The gender diversity and tenure of our director nominees is as follows:

NOMINEES FOR ELECTION AS DIRECTORS

John P. Case, Age 56
Director Since: 2018
Board Committee: Compensation and Human Capital

Qualifications: Mr. Case brings auditing, business administration, capital markets, corporate development, corporate governance, human capital, international business, investor relations, marketing, mergers and acquisitions, public company, and risk oversight expertise to the Board.

Since 2019, Mr. Case has served as Chairman & Principal of Bunker Hill Group, a private non-registered investment company with primary holdings in the beverage distribution business and related real estate. Mr. Case served as Chief Executive Officer and Director of Realty Income Corporation from 2013 to 2018. Realty Income Corporation is a Standard & Poor’s 500 Index (S&P 500) company that invests primarily in single-tenant retail properties. Mr. Case joined Realty Income Corporation in 2010 as Executive Vice President, Chief Investment Officer. He was promoted to President in March 2013 and Chief Executive Officer in September 2013. Prior to joining Realty Income Corporation, Mr. Case served for 19 years as a New York-based real estate investment banker. He began his investment banking career at Merrill Lynch, where he worked for 14 years, and was named a Managing Director in 2000. Following his tenure at Merrill Lynch, Mr. Case was co-head of Americas Real Estate Investment Banking at UBS and later the co-head of Real Estate Investment Banking for RBC Capital Markets, where he also served on the firm’s Global Investment Banking Management Committee.  Mr. Case serves as a member of the Board of Trustees of Washington and Lee University. In addition, Mr. Case has been extensively involved in the broader real estate industry, having served on the Executive Board of the National Association of Real Estate Investment Trusts (NAREIT), as a member of The Real Estate Roundtable, and as a member of the International Council of Shopping Centers (ICSC).

James B. Connor, Age 61
Director Since: 2015
Board Committee: N/A

Qualifications: Mr. Connor, who joined the company in 1998, brings business administration, capital markets, corporate development, corporate governance, human capital, investor relations, marketing, public company, and sustainability expertise to the Board.

Mr. Connor was named the Chairman and Chief Executive Officer of Duke Realty Corporation, commencing April 26, 2017, and joined the company’s Board in 2015. Prior to being named Chairman and Chief Executive Officer, Mr. Connor held various senior management positions with the company, including President and Chief Executive Officer from January 1, 2016 to April 25, 2017, Senior Executive Vice President and Chief Operating Officer from 2013 to 2015, Senior Regional Executive Vice President from 2011 to 2013, Executive Vice President of the Midwest region from 2003 to 2011, and Senior Vice President between 1998 and 2003. Prior to joining the company in 1998, Mr. Connor held numerous executive and brokerage positions with Cushman & Wakefield, most recently serving as Senior Managing Director for the Midwest area. In 2019, Mr. Connor joined the Board of Trustees of EPR Properties, a publicly traded real estate investment trust (REIT). Mr. Connor also serves on the Board of Trustees of Roosevelt University and is a member of the Advisory Board of Directors of the Marshall Bennett Institute of Real Estate at Roosevelt University. In addition, Mr. Connor is a member of the Executive Board of Governors of NAREIT and a member of The Real Estate Roundtable. Mr. Connor also serves as a director of the Central Indiana Corporate Partnership.

Ngaire E. Cuneo, Age 69
Director Since: 1995
Board Committee: Audit
Qualifications: Ms. Cuneo brings auditing, business administration, consulting, corporate development, and mergers and acquisitions expertise to the Board.

Ms. Cuneo is an Executive Vice President of Silac, LLC, a private insurance company, a position she has held since July 2016. In addition, Ms. Cuneo has been a partner of Red Associates, LLC, a venture capital firm in the financial services sector, since 2002. Ms. Cuneo also served as an Executive Vice President of Forethought Financial Group, an insurance holding company, from 2006 until 2010. From 1992 through 2001, Ms. Cuneo was an Executive Vice President of Conseco, Inc., an owner, operator, and provider of services to companies in the financial services industry. Ms. Cuneo has served on the Board of Directors of Sterling Life Insurance Company, a private insurance company, since July 2016. The Board has determined that Ms. Cuneo qualifies as an “audit committee financial expert” as defined under the applicable rules established by the SEC.

Charles R. Eitel, Age 70
Director Since: 1999
Board Committee: Corporate Governance

Qualifications: Mr. Eitel brings business administration, capital markets, consulting, corporate development, corporate governance, entrepreneurship, human capital, international business, investor relations, marketing, mergers and acquisitions, public company, risk oversight, and sustainability expertise to the Board.

Mr. Eitel is the former Chief Executive Officer and Chairman of the Board of WS Packaging Group, Inc., a privately owned producer of printed, packaged goods. Mr. Eitel served in those positions between 2015 and February 2018. Between 2009 and 2014, Mr. Eitel was a partner of Eitel & Armstrong, LLC, which is now North Inlet Partners, a consulting practice that provides hands-on operating and financial guidance to middle market companies. Prior to forming Eitel & Armstrong in 2009, Mr. Eitel served as Vice Chairman of the Board of Directors of the Simmons Bedding Company, an Atlanta-based manufacturer of mattresses, from 2008 to 2009. Mr. Eitel served as Chairman and Chief Executive Officer of the Simmons Bedding Company from 2000 until his appointment to Vice Chairman in 2008. Since 1999, Mr. Eitel has served on the Board of Directors of American Fidelity Assurance Corporation, a provider of supplemental health insurance benefits and financial services to education employees, auto dealerships, health care providers, and municipal workers across the United States. Since 2019, Mr. Eitel has served on the Board of Directors of Flexsteel Industries, Inc., a public company manufacturer, importer, and marketer of residential and contract upholstered and wooden furniture products in the United States. Mr. Eitel currently chairs the Corporate Governance and Nominating Committee of its Board of Directors.

Tamara D. Fischer, Age 64
Director Since: 2020
Board Committee: N/A
Qualifications: Ms. Fischer brings auditing, business administration, capital markets, investor relations, mergers and acquisitions, public company, and risk oversight expertise to the Board.

Ms. Fischer has served since January 1, 2020, as a member of the Board of Trustees and the President and Chief Executive Officer of National Storage Affiliates Trust, a real estate investment trust focused on the ownership, operation, and acquisition of self-storage properties. Ms. Fischer joined the company at its inception in 2013, serving as its Executive Vice President and Chief Financial Officer until she was promoted to President and Chief Financial Officer on July 1, 2018. From 2004 to 2008, Ms. Fischer served as the Executive Vice President and Chief Financial Officer of Vintage Wine Trust, Inc., a real estate investment trust created to acquire and own vineyards, wineries, and other real estate related to the wine industry. She was involved in all aspects of the company’s capital markets, investor relations, and financial reporting activities. She continued to serve Vintage Wine Trust, Inc. as a consultant through its dissolution in 2010 and served in various other consulting positions until becoming involved with National Storage Affiliates. From 1993 to 2003, Ms. Fischer served as the Executive Vice President and Chief Financial Officer of Chateau Communities, Inc., one of the largest real estate investment trusts in the manufactured home community sector. There, she was responsible for overseeing the company’s initial public offering and several mergers and acquisitions. She was also involved in capital markets activity, investor relations, financial reporting, and administrative responsibilities. Ms. Fischer remained at Chateau Communities, Inc. through its sale to Hometown America LLC in 2003. Prior to her experience at Chateau Communities, Inc., Ms. Fischer spent nine years at Coopers & Lybrand (now PricewaterhouseCoopers), initially as an accountant in the real estate practice and later as an audit manager.

Norman K. Jenkins, Age 57
Director Since: 2017
Board Committee: Compensation and Human Capital
Qualifications: Mr. Jenkins brings auditing, business administration, capital markets, entrepreneurship, human capital, mergers and acquisitions, and public company expertise to the Board.

Mr. Jenkins is President and Chief Executive Officer of Capstone Development, LLC, a privately-held developer of institutional-quality lodging assets. Prior to founding Capstone Development, LLC in 2009, Mr. Jenkins served in various roles for Marriott International, Inc. between 1992 and 2008, including most recently as Senior Vice President, North American Lodging Development. Mr. Jenkins began his career with McDonald’s Corporation holding finance and operating roles between 1986 and 1992. Mr. Jenkins currently serves on the Boards of The Howard University School of Business and the Developer Roundtable of Washington, DC.

Melanie R. Sabelhaus, Age 71
Director Since: 2012
Board Committee: Compensation and Human Capital, Chairperson
Qualifications: Ms. Sabelhaus brings consulting, entrepreneurship, human capital, and marketing expertise to the Board.

Ms. Sabelhaus has been a consultant to philanthropy for several nonprofit organizations around the country since 2005. Ms. Sabelhaus was appointed by President Bush as Deputy Administrator of the U.S. Small Business Administration from 2002 to 2005, where she was responsible for policy development and program supervision. From 1998 until 2018, Ms. Sabelhaus dedicated her time to community fundraising and women’s business issues. In 1986, Ms. Sabelhaus founded Exclusive Interim Properties (EIP), a real estate company that specialized in short-term, furnished housing. Ms. Sabelhaus served as Chief Executive Officer of EIP from 1986 until the company merged with four similar firms in 1997 taking the company public and renaming it BridgeStreet Worldwide. From 1997 until 1998, Ms. Sabelhaus served as Vice President for Global Sales of BridgeStreet Worldwide. From 1972 to 1986, Ms. Sabelhaus worked at International Business Machine (IBM), during which time she aided in the launch of IBM’s consumer retail program. Ms. Sabelhaus co-founded the United Way’s Women United, raising $1.5 billion over 15 years, and the American Red Cross Tiffany Circle, Society of Women Leaders. Ms. Sabelhaus was the Vice Chair of the National American Red Cross for 11 years. Ms. Sabelhaus currently serves as a trustee of Johns Hopkins Health System.

Peter M. Scott, III, Age 70
Director Since: 2011
Board Committees: Audit and Finance; Chairperson of Audit

Qualifications: Mr. Scott brings business administration, capital markets, consulting, corporate development, corporate governance, governmental and regulatory matters, human capital, investor relations, mergers and acquisitions, public company, and risk oversight expertise to the Board.

Mr. Scott was Chief Financial Officer of Progress Energy, Inc. from 2000 to 2003 and from 2005 until his retirement in 2008. From 2004 to 2008, Mr. Scott was also President and Chief Executive Officer of Progress Energy Service Company LLC and had responsibility for all financial and administrative functions of Progress Energy, Inc. Mr. Scott also held various other management positions with Progress Energy, Inc. or its subsidiaries between 2000 and 2008, including responsibilities for its telecommunications and competitive energy subsidiaries. Before joining Progress Energy, Inc. in 2000, Mr. Scott was the President of Scott, Madden & Associates, Inc., a general management consulting firm that he founded in 1983. The firm served clients in a number of industries, including energy and telecommunications. From 1981 until 1983, Mr. Scott served as the Assistant to the Executive Vice President of Carolina Power & Light Company, Inc., a predecessor of Progress Energy, Inc. Prior to that, Mr. Scott was a principal and partner in Theodore Barry & Associates, Inc., a Los Angeles-based consulting firm, between 1977 and 1981. Mr. Scott serves as Chairman of the Board of Governors at Research Triangle International, a not-for-profit organization that provides research and technical services. The Board has determined that Mr. Scott qualifies as an “audit committee financial expert” as defined under the applicable rules established by the SEC.

David P. Stockert, Age 57
Director Since: 2017 (Lead Director since 2019)
Board Committee: Corporate Governance, Chairperson
Qualifications: Mr. Stockert brings business administration, capital markets, investor relations, mergers and acquisitions, and public company expertise to the Board.

In 2019, Mr. Stockert became one of three general partners of Sweetwater Opportunity Fund, L.P., a real estate opportunity fund headquartered in Atlanta, Georgia. The fund was formed to invest in commercial property in the Southeast and Texas, targeting primarily sub-institutional, opportunistic, situational, and relationship-based investments. From 2002 to 2016, Mr. Stockert served as Chief Executive Officer and President of Post Properties, Inc. and as President and Chief Operating Officer from 2001 to 2002. Prior to joining Post Properties, Inc., Mr. Stockert served as Executive Vice President of Duke Realty Corporation from 1999 to 2000, and as Senior Vice President and Chief Financial Officer of Weeks Corporation from 1995 to 1999. Prior to joining Weeks Corporation, Mr. Stockert was an investment banker and a certified public accountant. Since 2016, Mr. Stockert has served on the Board of Directors of Mid-America Apartment Communities, Inc., a publicly traded REIT that invests in apartments. Mr. Stockert also serves on multiple civic and charitable boards in the Atlanta area.

Chris T. Sultemeier, Age 57
Director Since: 2018
Board Committee: Finance
Qualifications: Mr. Sultemeier brings business administration, human capital, international business, public company, and sustainability expertise to the Board.

Mr. Sultemeier served as Executive Vice President Logistics of Walmart Stores, Inc. and President/Chief Executive Officer of Wal-mart Transportation LLC between 2012 and 2017. Prior to that, Mr. Sultemeier held various roles in logistics and merchandising for Walmart Stores, Inc., which he joined in 1989. Mr. Sultemeier served as a U.S. Army Captain between 1984 and 1989. Mr. Sultemeier currently serves on the U.S. Congressional Medal of Honor Foundation Board of Directors and teaches at M.I.T. in its Supply Chain/Transportation Master’s Program.

Michael E. Szymanczyk, Age 71
Director Since: 2014
Board Committees: Audit and Finance; Chairperson of Finance

Qualifications: Mr. Szymanczyk brings auditing, business administration, capital markets, corporate development, corporate governance, governmental and regulatory matters, human capital, investor relations, marketing, mergers and acquisitions, public company, and risk oversight expertise to the Board.

Mr. Szymanczyk currently serves as Chief Executive Officer of Endurance Capital LLC, a family-owned real estate investment venture, a position he has held since 2006. Mr. Szymanczyk was the Chairman of the Board and Chief Executive Officer of Altria Group, Inc. from 2008 until 2012. From 2002 through 2008, Mr. Szymanczyk served as Chairman, President and Chief Executive Officer of Philip Morris USA Inc. Prior to that, he served in various sales and marketing roles at Proctor & Gamble, Inc. and Kraft, Inc. Mr. Szymanczyk also serves on the Finance and Risk Oversight Committee and Compensation, Governance, and Nominating Committee of the Board of Directors of Dominion Resources, Inc., a publicly-traded provider of electricity, natural gas and related services to customers primarily in the eastern and western regions of the U.S. Mr. Szymanczyk has served as a director of Dominion Resources, Inc. since 2012. The Board has determined that Mr. Szymanczyk qualifies as an “audit committee financial expert” as defined under the applicable rules established by the SEC.

Warren M. Thompson, Age 60
Director Since: 2019
Board Committee: Finance
Qualifications: Mr. Thompson brings business administration and entrepreneurship expertise to the Board.

Mr. Thompson is Chairman of the Board and President of Thompson Hospitality, a private retail food and facilities management firm. Mr. Thompson founded Thompson Hospitality in 1992. Mr. Thompson began his career with the Marriott Corporation in 1983, where he started with the Restaurant Fast Track Management Development Program and served in 15 positions in nine years, ending as Vice President Operations for the Host Division. Mr. Thompson has served on the Board of Directors of Compass Group North American, a public food service and support services company since 1997.

Lynn C. Thurber, Age 73
Director Since: 2008
Board Committee: Corporate Governance

Qualifications: Ms. Thurber brings auditing, capital markets, corporate governance, human capital, international business, investor relations, mergers and acquisitions, public company, risk oversight, and sustainability expertise to the Board.

Ms. Thurber served as the non-executive Chairman of LaSalle Investment Management, a subsidiary of Jones Lang LaSalle Inc. and a global real estate money management firm that invests in private real estate as well as publicly traded real estate companies on behalf of institutional and individual investors, from 2006 until 2017. Prior to becoming Chairman, Ms. Thurber was the Chief Executive Officer of LaSalle Investment Management from 2000 to 2006. Since 2011, Ms. Thurber has served as the Chairman of the Board of Directors of Jones Lang LaSalle Income Property Trust, Inc., a non-listed REIT that owns and manages a diversified portfolio of office, retail, industrial, and apartment properties. In addition, since 2016, Ms. Thurber has served as a trustee of Acadia Realty Trust, a public REIT that primarily invests in retail properties. Ms. Thurber is a Governing Trustee and former Chairman of Global Board of the Urban Land Institute, a non-profit organization that provides leadership in the responsible use of land and in creating and sustaining thriving communities worldwide.

Structure of the Board and the Lead Director

The Board views the selection of the Chairman and Chief Executive Officer (CEO) as one of its most important responsibilities. The Board believes that it should remain free to determine whether these positions should be combined or separated based on circumstances and the composition of the Board at any given time. The Board has determined that a combined Chairman and CEO is in the best interests of the company at this time and has chosen Mr. James B. Connor, who is our CEO, to serve also as the Chairman of the Board.

The Board believes that having the same person serve in both positions demonstrates for our associates, vendors, tenants, and other stakeholders that the company is under strong leadership, with one person setting the tone and having primary responsibility for managing our operations. To ensure an appropriate balance of power exists between our unaffiliated directors and the CEO, the Board established the Lead Director position. The independent members of the Board have chosen Mr. David P. Stockert, Chairperson of our Corporate Governance Committee, to serve as Lead Director. As outlined in our corporate governance guidelines, the Lead Director chairs the executive sessions of the independent directors, which are held at least quarterly. The Lead Director also serves as a liaison between the CEO and the independent directors, approves information sent to the Board, and approves meeting agendas and schedules to ensure that there is sufficient time for discussion of all agenda items.

We firmly believe that our structure allows for appropriate oversight by the Board in fulfilling its duties to our company and our shareholders.

Board Oversight of Risk Management

The Board is primarily responsible for overseeing the company’s risk management processes. A portion of this responsibility has been delegated by the Board to each of the committees of the Board with respect to the assessment of the company’s risks and risk management in its respective areas of oversight. The focus of each of the committees with respect to risk management is as follows:

RISK MANAGEMENT OVERSIGHT
BY BOARD COMMITTEE AND AREA OF FOCUS

Audit
• Internal Controls over Financial Reporting
• Cyber Security
• Legal and Regulatory
Compensation and Human Capital
• Compensation
• Talent Retention
• Stock Ownership
Corporate Governance
• Governance and Ethics
• Environment/Social Responsibility
• Reputation
Finance
• Investment and Capital Transactions
• Liquidity
• Access to Capital

These committees and the full Board focus on the most significant risks facing the company and the company’s general risk management strategy and also ensure that risks undertaken by the company are consistent with the Board’s appetite for risk. While the Board oversees the company’s risk management, company management is responsible for day-to-day risk management processes. We believe this division of responsibilities is the most effective approach for addressing the risks facing the company and that the leadership structure of the Board supports this approach.

Management works with the Board to assess the company’s risks as follows:

Enterprise Risk Assessment Process Overview

Step 1
The Company's Steering Committee, which is comprised of a small group of executives and senior associates, reviews the prior year's identified risks and mitigants and assesses the current state of these risks in addition to scanning the general business environment for potential new risks to consider. Additionally, every other year, the Steering Committee engages a group of senior-level associates to further analyze these new or previously-identified risks.
Step 2
The Steering Committee provides the results of the assessment to the Company's Executive Committee for its review and consideration of other risks, mitigants, potential gaps, and risk ranking.
Step 3
The Executive Committee representatives engage the Board or Board committee to confirm that the Board or Board committee agrees with management's identification of the top enterprise-level risks and that management's responses to those risks align with company strategy.
MONITOR

Cyber Security

Cyber security is a growing risk for companies. While the Audit Committee is tasked with overseeing cyber security, it is of particular concern to the full Board, as well. Management reports at least annually to the full Board, as well as quarterly to the Audit Committee, regarding the steps the company is taking to protect the company from cyber attacks or intrusions. Management has created a Cyber Security Committee that meets regularly to discuss the cyber risks facing the company. The Cyber Security Committee focuses on the following strategy areas:  legal and compliance; operations and technology; business continuity and crisis management; leadership and governance; human factors; and information risk management.

Independent Directors

Under the company’s articles of incorporation, at least three-fourths of the directors must be persons who are “unaffiliated directors,” which means persons who are not officers or associates of the company or any of its affiliates. Since Mr. John P. Case; Ms. Ngaire E. Cuneo; Mr. Charles R. Eitel; Ms. Tamara D. Fischer; Mr. Norman K. Jenkins; Ms. Melanie R. Sabelhaus; Mr. Peter M. Scott, III; Mr. David P. Stockert; Mr. Chris T. Sultemeier; Mr. Michael E. Szymanczyk; Mr. Warren M. Thompson; and Ms. Lynn C. Thurber are not currently officers or associates of the company or any of its affiliates, 92% of the director nominees are unaffiliated directors.

In addition, under the enhanced corporate governance listing standards of the NYSE, at least a majority of the company’s directors, and all members of the company’s Audit, Compensation and Human Capital, and Corporate Governance Committees, must meet the test of “independence” as defined under the listing standards of the NYSE. The NYSE listing standards provide that to qualify as an “independent” director, in addition to satisfying certain bright-line criteria, the Board must affirmatively determine that a director has no material relationship with the company (either directly or as a partner, shareholder, or officer of an organization that has a relationship with the company) that would compromise the director’s independence. In January 2020, the Board undertook a review of director independence. During this review, the Board considered, among other things, relationships and transactions during the past three years between each director or any member of his or her immediate family, on the one hand, and the company and its subsidiaries and affiliates, on the other hand. The purpose of the review was to determine whether any relationships or transactions were inconsistent with a director’s independence as defined under the NYSE listing standards. Based on the review, the Board determined that all of the unaffiliated director nominees are independent under the listing standards of the NYSE.

In addition, members of the Audit Committee must satisfy additional independence requirements established by the SEC and NYSE. Specifically, members of the Audit Committee may not accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the company or its subsidiaries other than their directors’ compensation, and they may not be affiliated with the company or its subsidiaries. All members of the Audit Committee satisfy these enhanced independence requirements.

Finally, in determining the independence of any director who will serve on the Compensation and Human Capital Committee, the Board must consider all factors regarding a director’s relationship to the company that could affect that director’s ability to be independent from management in connection with his or her duties, including (1) the source of such director’s compensation, including any consulting, advisory, or other compensatory fee paid by the company to the director; and (2) whether the director is affiliated with the company, its subsidiaries, or affiliates. All members of the Compensation and Human Capital Committee satisfy these enhanced independence requirements.
Majority Voting Policy for Director Elections

The company’s articles of incorporation provide that the election of directors at an annual meeting shall be by the affirmative vote of at least a majority of the shareholders present in person or by proxy and entitled to vote at such meeting. In addition, the company’s corporate governance guidelines provide for a majority voting policy for the election of directors. Pursuant to this policy, in any non-contested election of directors, any nominee for director who does not receive the affirmative vote of at least a majority of the votes entitled to vote thereon present in person or by proxy (an Against Vote) shall promptly tender his or her resignation following certification of the shareholder vote. The Corporate Governance Committee shall consider the resignation offer and recommend to the Board of Directors the action to be taken with respect to such offer of resignation. Within 90 days following certification of the shareholder vote, the Board will act on the recommendation of the Corporate Governance Committee.

Any director who tenders his or her resignation under this provision shall not participate in the Corporate Governance Committee recommendation or Board action regarding whether to accept the resignation offer.

If each member of the Corporate Governance Committee receives an Against Vote in the same election, then the independent directors who did not receive an Against Vote shall appoint a committee amongst themselves to consider the resignation offers and recommend to the Board whether to accept them.

If only three or fewer directors do not receive an Against Vote in the same election, all directors may participate in the decision of whether or not to accept the resignation offers.

Proxy Access Policy

On October 25, 2017, the Board approved the amendment and restatement of the company’s bylaws to implement proxy access. These bylaws state that whenever the Board solicits proxies for the election of directors at an annual meeting of shareholders, subject to certain requirements, a shareholder, or a group of up to 20 shareholders, owning three percent or more of the company’s outstanding common stock continuously for at least three years can require the company to include in its proxy materials for such annual meeting director nominations for up to the greater of:

•20% of the number of directors up for election, rounding down to nearest whole number; or
•two directors.

Shareholder requests to include shareholder nominees in the company’s proxy materials for the 2021 annual meeting of shareholders must be received by the Corporate Secretary no earlier than October 12, 2020, and no later than November 11, 2020, and must satisfy the requirements specified in the company’s bylaws.

BOARD COMMITTEES

The Board has four standing committees: the Audit Committee, Corporate Governance Committee, Compensation and Human Capital Committee, and Finance Committee. All committee members are independent. In addition, each member of the Audit Committee satisfies the enhanced independence requirements for audit committee members as defined in the NYSE listing standards and SEC rules. Similarly, each member of the Compensation and Human Capital Committee satisfies the enhanced independence standards for compensation committee members as defined in the NYSE listing standards and SEC rules. The Board has adopted written charters for each of these committees. The charters are available on the Investor Relations/Corporate Governance section of our website at www.dukerealty.com. In addition, the Investor Relations/Corporate Governance section of our website contains procedures established by the Audit Committee for submitting complaints or concerns about our accounting, internal accounting controls, or auditing matters. The following table summarizes the primary responsibilities of the committees.

Committee	Primary Responsibilities
Audit
• provides assistance to the Board in fulfilling its responsibility to shareholders related to corporate accounting, reporting practices, the quality and integrity of financial reports, cyber security, and other operating controls of the company

• selects the company’s independent auditors and engagement partner in the best interests of the company and its shareholders
• oversees the independent auditors’ activities
• supervises and assesses the performance of the company’s internal audit department
Corporate Governance	• makes recommendations to the Board regarding corporate governance policies and practices and oversees compliance with such policies and practices
• oversees succession planning for senior management and the Board
• recommends criteria for membership on the Board
• nominates members for election to the Board
• makes recommendations to the Board concerning the members, size, and responsibilities of each of the committees
• periodically reviews our corporate responsibility practices
Compensation and Human Capital	• reviews and approves the compensation of the Board, CEO, and other executive officers of the company and its affiliates

• oversees the company’s compensation strategies, programs, plans, and policies to ensure that the Board, CEO, other executive officers, and key management associates of the company and its affiliates are compensated effectively and in a manner consistent with the stated compensation strategy of the company

• oversees the administration of all company benefit plans
• reviews and approves the individual elements of compensation for the executive officers and directors of the company
• reviews associate turnover and diversity, as well as associate development and engagement programs
Finance	• reviews and evaluates the financial policies, plans, and structure of the company, its subsidiaries and affiliates
• reviews the capital structure, investment decisions, financial commitments, and relationships with external sources of financing and rating agencies
• reviews and authorizes asset acquisitions, asset dispositions, and development transactions exceeding threshold amounts established by the Board

2019 BOARD COMMITTEE MEMBERSHIP AND MEETINGS

The following table provides membership and meeting information for each of the committees of the Board during 2019.(1)

	Board	Audit	Compensation and Human Capital	Finance	Corporate Governance
John P. Case	Member		Member
William Cavanaugh III(2)	Former Member				Former Chairperson
Alan H. Cohen(2)	Former Member			Former Member
James B. Connor	Chairman
Ngaire E. Cuneo	Member	Member
Charles R. Eitel	Member				Member
Norman K. Jenkins	Member		Member
Melanie R. Sabelhaus	Member		Chairperson
Peter M. Scott, III	Member	Chairperson		Member
David P. Stockert	Lead Director				Chairperson
Chris T. Sultemeier	Member			Member
Michael E. Szymanczyk	Member	Member		Chairperson
Warren M. Thompson	Member			Member
Lynn C. Thurber	Member				Member
Number of 2019 Meetings	6	4	5	9	4

(1)	All directors, with the exception of Messrs. William Cavanaugh III and Alan H. Cohen, have served on the respective committee(s) listed above since May 1, 2019.
(2)	Messrs. Cavanaugh and Cohen served as directors until the annual meeting of shareholders held on April 24, 2019, when they did not stand for re-election.

Independent directors met separately in executive sessions four times in 2019, in addition to the committee meetings noted above. As Lead Director, Mr. Cavanaugh presided over the first of these executive sessions, and Mr. David P. Stockert presided over the last three.

Attendance at Board Meetings and the Annual Meeting

All of our directors attended at least 75% of the meetings of the Board in 2019 during the term of their tenure, including meetings of the committees of which they were members. The company encourages all of its directors to attend the annual meeting and, in 2019, all directors, with the exception of Mr. Warren M. Thompson, attended the meeting.

DIRECTOR COMPENSATION

The company does not pay additional compensation to directors who are also employees of the company. Non-employee directors received the following compensation in 2019:

•	an annual retainer of $100,000, payable in cash unless otherwise elected to be paid in shares of our common stock

•	an annual supplemental retainer for the directors serving in the roles indicated in the following table:

Service Description	Annual Amount
Lead Director/Corporate Governance Committee Chairperson(1)	$30,000
Audit Committee Chairperson	$20,000
Compensation and Human Capital Committee Chairperson	$17,500
Finance Committee Chairperson	$17,500
Director on more than one committee	$5,000

(1)	The positions of Lead Director and Corporate Governance Committee Chairperson are currently held by one individual, and in 2019, there was only one supplemental retainer for the two positions.

•
an annual grant of restricted stock units (RSUs), pursuant to the Duke Realty Corporation 2015 Non-Employee Directors’ Compensation Plan (2015 Directors’ Plan). These RSUs were granted on February 10, 2019, and with the exception of Messrs. Cavanaugh and Cohen, all such RSUs vested in full on the first anniversary of the grant date. The RSUs granted to Messrs. Cavanaugh and Cohen on February 10, 2019, vested upon their retirement from the Board. The number of RSUs awarded was determined by dividing the grant value of $125,000 by the closing stock price on the grant date.

Newly appointed non-employee directors are entitled to a one-time grant of RSUs valued at $50,000. These awards vest in full on the second anniversary of the grant date assuming the recipient remains a director at such time. All retainers are paid on a quarterly basis in arrears, for the previous quarter’s service.

On an annual basis, the Compensation and Human Capital Committee of the Board conducts a competitive review of our non-employee director compensation program using the same peer group of similarly-sized REITs that are used for executive compensation comparisons. Based on these reviews, the Compensation and Human Capital Committee may make changes to the non-employee director compensation program for the upcoming year. The last review was conducted in September 2019 and indicated that our non-employee director compensation levels generally approximate the peer group median, with the exception of the annual grant of RSUs for non-employee directors and the retainer for the Chairpersons of the Audit Committee and the Corporate Governance Committee, which were below the median. Effective January 1, 2020, the annual grant of RSUs was increased to $135,000, the supplemental retainer for the Chairperson of the Audit Committee was increased to $25,000, and a supplemental retainer of $15,000 for the Chairperson of the Corporate Governance Committee was added. The new supplemental retainer for the Chairperson of the Corporate Governance Committee is in addition to the $30,000 supplemental retainer for the Lead Director.

Non-employee directors also are reimbursed for reasonable travel expenses incurred in connection with attendance at meetings of the Board, its committees or other company functions in which non-employee directors participate at the request of the Chairman of the Board and CEO. In addition, we match dollar-for-dollar donations made by eligible associates and directors, up to $1,000 per associate/director per calendar year, to the eligible nonprofit organization of their choice. We do not provide any perquisites, other personal benefits, or property to directors for which the aggregate value would exceed $10,000 per director.

Non-employee directors may elect to defer receipt of all or a portion of their director compensation payable in cash, stock, or RSUs pursuant to the Directors’ Deferred Compensation Plan. Deferred compensation and earnings will be paid to directors after they cease to be members of the Board. Deferred compensation that otherwise is payable in shares of common stock is invested in a “deferred stock account” under the Directors’ Deferred Compensation Plan. Deferred compensation that is payable in cash may be invested in either a deferred stock account or an “interest account” under this plan. These deferral accounts are described below.

•
Deferred Stock Account. This account allows the director, in effect, to invest his or her deferred compensation in shares of the company’s common stock. Funds in this account are credited as hypothetical shares of the company’s common stock based on the market price at the time the compensation would otherwise have been paid. Dividends on these hypothetical shares are deemed to be reinvested in additional hypothetical shares based upon the market price of the company’s common stock on the date dividends are paid. Actual shares are issued only when a director ends his or her service on the Board.

•	Interest Account. Through December 31, 2019, amounts in this account earned interest at a rate equal to 120% of the long-term applicable federal rate, as published by the Internal Revenue Service.

Stock Ownership Policies

Pursuant to our Director and Executive Stock Ownership Guidelines (Stock Ownership Guidelines), a stock ownership goal for each director is determined on an individual basis, first in dollars equal to five times the director’s annual retainer, and then by converting that amount to a fixed number of shares. Each director has five years to attain the target number of shares. A copy of these Stock Ownership Guidelines can be found on the Investor Relations/Corporate Governance section of our website at http://www.dukerealty.com.
Stock Retention Requirements.
Until directors reach their targeted share ownership, they are required to retain any shares that they owned on the date they became subject to the Stock Ownership Guidelines and at least 75% of “net shares” delivered through our director compensation programs. For this purpose, “net shares” means the number of shares obtained by exercising stock options or through the vesting of awards, less the number of shares the director sells or trades to pay for any exercise costs. If the director transfers an award to a family member who resides in the same household, the transferee will be subject to the same retention requirements and the shares will still be counted toward satisfaction of the ownership requirements.

The following table sets forth compensation information for all of our non-employee directors for the fiscal year ended December 31, 2019.
Director Compensation Table for 2019

Name	Fees Earned or Paid in Cash (1)	Stock Awards (2)(3)	All Other Compensation (4)	Total
John P. Case	$100,000	$125,000	–	$225,000
William Cavanaugh III(5)	$97,500	$125,000	–	$222,500
Alan H. Cohen	$75,000	$125,000	–	$200,000
Ngaire E. Cuneo	$100,000	$125,000	–	$225,000
Charles R. Eitel	$100,000	$125,000	$1,000	$226,000
Norman K. Jenkins	$100,000	$125,000	–	$225,000
Melanie R. Sabelhaus	$116,875	$125,000	$1,000	$242,875
Peter M. Scott, III	$125,000	$125,000	–	$250,000
David P. Stockert(5)	$115,000	$125,000	$1,000	$241,000
Chris T. Sultemeier	$100,000	$125,000	–	$225,000
Michael E. Szymanczyk	$121,875	$125,000	–	$246,875
Warren M. Thompson(5)	$75,000	$175,000	-	$250,000
Lynn C. Thurber	$100,000	$125,000	$1,000	$226,000

(1)
Because we pay director fees in arrears on a quarterly basis, a portion of the cash fees paid to directors in 2019 was based on the prior year’s annual and supplemental retainer amounts. Messrs. Cavanaugh, Jenkins, Stockert, and Szymanczyk and Mses. Cuneo and Thurber each elected to receive payment of their annual cash retainer in shares of common stock as indicated in the following table. Furthermore, Messrs. Cavanaugh, Jenkins, and Szymanczyk and Ms. Cuneo elected to defer receipt of their shares for their annual retainer and any supplemental retainer pursuant to the Directors’ Deferred Compensation Plan. The number of shares was determined by dividing the amount of the applicable retainer by the closing stock price on the date the retainer was earned.

Name	Total Number of Shares Received in 2019 for Annual Cash Retainer
William Cavanaugh III	3,333
Ngaire E. Cuneo	3,306
Norman K. Jenkins	3,306
David P. Stockert	3,765
Michael E. Szymanczyk	4,026
Lynn C. Thurber	3,306

(2)
Represents the aggregate grant date fair value of stock awards we granted as computed under FASB (Financial Accounting Standards Board) ASC (Accounting Standards Codification) Topic 718, Compensation - Stock Compensation, (ASC 718). The fair value of the stock awards was equal to the stock price on the date of grant. Compensation in the form of stock awards includes RSUs granted in 2019.

(3)
No options were granted to directors in 2019, and there were no outstanding options held by our non-employee directors as of December 31, 2019. The following table sets forth the aggregate number of outstanding stock awards held by our non-employee directors as of December 31, 2019:

Name	Number of RSUs
John P. Case	6,289
William Cavanaugh III	–
Alan H. Cohen	–
Ngaire E. Cuneo	4,285
Charles R. Eitel	4,285
Norman K. Jenkins	4,285
Melanie R. Sabelhaus	4,285
Peter M. Scott, III	4,285
David P. Stockert	4,285
Chris T. Sultemeier	6,289
Michael E. Szymanczyk	4,285
Warren M. Thompson	6,003
Lynn C. Thurber	4,285

(4)	Represents the amount of matching charitable contributions provided under the Duke Realty Matching Gifts program.

(5)	Reflects changes in committee assignments or Chairperson position during 2019.

AUDIT COMMITTEE REPORT

The Board’s Audit Committee is composed of three directors, each of whom is independent under SEC Rule 10A-3 and the listing standards of the NYSE. The duties and responsibilities of the Audit Committee are set forth in a written Audit Committee Charter which is available on the Investor Relations/Corporate Governance section of the company’s website at http://www.dukerealty.com. The Board has determined that each of Ms. Cuneo, Mr. Scott, and Mr. Szymanczyk is an “audit committee financial expert” as defined by the rules of the SEC.

Management is responsible for the company’s internal controls and financial reporting process as well as compliance with laws and regulations and ethical business standards. KPMG LLP, or KPMG, the company’s independent registered public accounting firm, is responsible for auditing the consolidated financial statements and expressing an opinion on the financial statements and the effectiveness of internal controls over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States), or the PCAOB. The Audit Committee’s responsibility is to monitor and oversee these processes.

In connection with these responsibilities, the Audit Committee meets separately at most regular committee meetings with management, the Internal Audit Department, and KPMG. The Audit Committee met with management and KPMG to review and discuss the company’s 2019 consolidated financial statements. The Audit Committee also discussed with KPMG the matters required by the applicable requirements of the PCAOB and the SEC, and KPMG also made presentations to the Audit Committee throughout the year on specific topics of interest, including: (i) current developments and best practices for audit committees; (ii) updates on the substantive requirements of the Sarbanes-Oxley Act of 2002, including management’s responsibility for assessing the effectiveness of internal control over financial reporting; (iii) the company’s critical accounting policies; (iv) the applicability of several new and proposed accounting releases; and (v) numerous SEC initiatives. The Audit Committee has received the written disclosures and the letter from KPMG in accordance with applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence, and the Audit Committee discussed with KPMG that firm’s independence. The Audit Committee pre-approved all audit, audit-related, and permitted non-audit services provided by KPMG to the company and the related fees for such services, and has concluded that such services are compatible with KPMG’s independence.

Based upon the Audit Committee’s discussions with management and KPMG, and the Audit Committee’s review of the representations of management and KPMG, the Audit Committee recommended that the Board include the audited consolidated financial statements in the company’s Annual Report on Form 10-K for the year ended December 31, 2019, to be filed with the SEC.

Audit Committee
Peter M. Scott, III, Chairperson
Ngaire E. Cuneo
Michael E. Szymanczyk

The information contained in the Audit Committee Report shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, except to the extent that we specifically incorporate it by reference in such filing.

FEES PAID TO INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

We incurred the following fees for services rendered by KPMG, our independent registered public accountants, during 2019 and 2018:

Audit Fees: $1,721,000 for 2019 and $1,402,000 for 2018, which included fees for services associated with comfort letters and auditor consents totaling $425,000 and $330,000 respectively.

Audit-Related Fees: $55,000 for 2019 and $53,000 for 2018. These fees primarily relate to associate benefit plan audits.

Tax Fees: $7,673 for 2019 and $25,162 for 2018. These fees are for services on various tax consulting matters and include an additional $15,000 in 2018 approved by the Audit Committee.

All Other Fees: None.

Audit Committee Pre-Approval Policies

The Audit Committee has adopted a policy that requires the pre-approval of all fees paid to KPMG for audit and non-audit services. Under this policy, the committee pre-approved the following services, including the amount of fees payable for such services:

•	tax consulting services;

•	audit services associated with SEC filings;

•	consultations regarding the appropriate accounting or disclosure treatment of specific transactions or events; and

•	audits of our associate benefit plans.

Any fees in excess of the pre-approved amounts, or any services not described above, require the pre-approval of the Audit Committee chairperson, with a review by the Audit Committee at its next scheduled meeting. All non-audit services provided by KPMG in 2018 and 2019 were approved in accordance with this pre-approval policy.

Audit Committee Review

The Audit Committee has reviewed the services rendered and the fees billed by KPMG for the fiscal year ended December 31, 2019. The Audit Committee has determined that the services rendered and the fees billed last year that were not related directly to the audit of our financial statements were compatible with the maintenance of independence of KPMG as our independent registered public accountants.

REPORT OF THE COMPENSATION AND HUMAN CAPITAL COMMITTEE

Each member of our Compensation and Human Capital Committee is independent, as determined by the Board and based on NYSE listing standards. Members of the Compensation and Human Capital Committee have primary responsibility for setting the compensation of the company’s senior executive officers in a manner that is effective and consistent with the compensation strategy for the company. As part of that responsibility, we have reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K. Based upon such reviews and discussions, we recommended that the Board include the Compensation Discussion and Analysis in this proxy statement.

Compensation and Human Capital Committee
Melanie R. Sabelhaus, Chairperson
John P. Case
Norman K. Jenkins

The information contained in the Report of the Compensation and Human Capital Committee shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, except to the extent that we specifically incorporate it by reference in such filing.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

As noted above, the Compensation and Human Capital Committee consists of three independent directors: Ms. Sabelhaus, Mr. Case, and Mr. Jenkins. No member of the Compensation and Human Capital Committee is or was formerly an officer or an associate of the company. No executive officer of the company serves as a member of the Board or compensation committee of any entity that has one or more executive officers serving as a member of the Board, nor has such interlocking relationship existed in the past.

Corporate Responsibility

As part of our vision to continually set the standard for maximizing stakeholder value, we have a long standing commitment to sustainable practices in environmental, social, and corporate governance, or ESG, initiatives. Below, we note some of our accomplishments in each ESG category. At the end of 2019, we decided to strengthen our commitment by hiring a Vice President of Corporate Responsibility, whose sole responsibility will be to lead our efforts on all facets of ESG strategic initiatives and implementation of related strategies, policies, communications, and processes. We are proud of our ESG efforts, but recognize that we still have opportunities to do more. We believe our new Vice President of Corporate Responsibility will help us do just that.

Environmental

We have implemented sustainable and customer-oriented practices in development and operations to try to mitigate the impact to the environment and reduce overall corporate risk.

•
On December 17, 2019, we adopted a Sustainable Development Policy intended to increase the operational efficiency of our buildings and promote sustainable design principles. We are committed to integrating innovative, sustainable building design features in alignment with LEED®, including constructing to LEED criteria and achieving certification in all new developments where feasible. LEED®- an acronym for Leadership in Energy and Environmental Design™ - is a registered trademark of the U.S. Green Building Council®.

•
We also follow sustainable building standards for maintenance, renovations, and tenant improvement projects with an objective of providing operating cost savings for tenants as well as supporting tenant and landlord sustainability objectives.

•
For existing buildings, we look for ways to reduce energy, water, and waste consumption, including, for example, retrofitting older high energy consuming light fixtures to newer, more efficient LED lighting. While we do not control most of the utility usage at our properties, we partner with Goby, Inc. in order to help us monitor and manage the utility usage that we do control. Our partnership with Goby, Inc. is also instrumental in benchmarking buildings with EnergyStar when required by municipalities or other governmental regulation. In order to make this partnership more useful, we have updated our standard lease form to include language requiring tenants to provide us with their utility usage. With the help of the utility management platform and more data from tenants, we expect to establish realistic utility usage benchmarks and then find ways to work with tenants to help make energy, water, and waste efficiency decisions.

•
In 2019, we completed the GRESB Real Estate Assessment for the second time. GRESB is an industry leader in providing ESG benchmarks for real estate assets. By responding, we are able to assess and improve our ESG performance over time. In 2019, we increased our GRESB survey score from the previous year and we expect to continue participating in the survey.

•
We were the first of the industrial REITs to issue a “green bond” in the United States in November 2019. We plan to use the net proceeds from this green bond to finance future or refinance recently completed “Eligible Green Projects.” This may include green buildings, energy efficiency projects, sustainable water and wastewater management systems, renewable energy projects, clean transportation solutions and pollution prevention and control.

Social

We have numerous initiatives that demonstrate our care and concern for everyone with whom we interact, including the communities in which we do business.

•
We are dedicated to fair compensation, fostering a dynamic and balanced work environment, and providing associates with developmental opportunities to perform well and derive satisfaction from their work. A testament to our culture is our average associate tenure of 12.5 years. We also routinely conduct associate engagement surveys and have received numerous awards for being a great place to work. Recently, the Best Companies Group in partnership with local business journals awarded us 1st place for the Best Places to

Work in Chicago, Illinois (medium company category); 2nd place for the Best Places to Work in Philadelphia, Pennsylvania (large company category); and 4th place for the Best Places to Work in Orange County, California (large company category).

•
Since 2001, we have had a diversity and inclusion program, pursuant to which we strive to attract and retain diverse talent, hire diverse vendors, and partner with our tenants on diversity initiatives. In 2019, NAREIT, the REIT industry trade group, recognized us as the Corporate Gold winner and Mr. Connor as the individual winner of its inaugural Dividends Through Diversity and Inclusion Recognition Awards program.

•
In 2019, we continued our support of the Duke Realty Women’s Network initiative, the goal of which is to create a network that supports the investment in, development, and growth of women at our company. The Duke Realty Women’s Network holds semi-annual panel discussions for all associates and organizes various networking events in the local offices.

•
In addition, we promote all aspects of wellness for our associates-including physical, emotional, and financial health-through our wellness program, which includes group activities, online resources, and generous incentives. We have also won awards for our wellness program, including Finalist-4th Place in the Healthiest Employer of Indiana awards and the American Heart Association’s Workplace Health Achievement Gold Level Recognition.

•
We encourage our associates to participate in volunteer and community activities and support those who do by providing each associate with two paid community days per year. We hold an annual company-wide Day of Service in which all associates are encouraged to volunteer in their local communities. We also have charitable contribution programs, such as our dollars for doers program (matching dollars for volunteer hours spent) and our matching gifts program (matching dollars for associate donations to charities).

•
We have partnered with the American Red Cross since 2017 to help prevent and alleviate human suffering in the face of emergencies. Each year, Duke Realty associates participate in various engagement opportunities from volunteering in the organization’s “Sound the Alarm” campaign, during which our associates helped local fire departments install smoke alarms, replace batteries in existing smoke alarms, and provide fire prevention and safety education, to assisting in the Missing Maps project, during which associates have helped put people from high risk countries on the map, organized blood drives in their communities, and built military kits to ship overseas. Currently, Duke Realty is an American Red Cross Disaster Responder member and recognized as one of the largest supporters nationwide.

Corporate Governance

Our reputation is one of our most important assets. Since our inception, we have insisted that our associates, officers, and directors conduct business in accordance with the highest ethical standards. We also strive to implement robust corporate governance practices, as they are critical to keeping us accountable and transparent.

•
We are devoted to ensuring that the Board has a strong oversight function, with a majority of independent directors and a Lead Director. We also conduct annual evaluations of our Board and its committees.

•	31% of our Board and our nominees to the Board are female. Our Compensation and Human Capital Committee is chaired by a woman. We also have a Board Diversity and Inclusion Policy.

•
The Board oversees our risk management processes, with our Internal Audit Department reporting directly to the Audit Committee. Please see “Board Oversight of Risk Management” for more information regarding the Board’s role in risk management.

•	We conduct annual Code of Business Ethics training sessions, and associates and directors must sign off on our Code of Business Ethics every year.

•	We have a Corporate Responsibility Committee that reports to the Board.

•	We have adopted proxy access, shareholders can call special meetings and amend our bylaws, and we do not have a shareholder rights plan.

Through all of our ESG efforts, we demonstrate that operating and developing commercial real estate can be conducted with a conscious regard for the environment and the community, while also benefiting our shareholders, associates, tenants, and communities in which we operate.

PROPOSAL TWO: ADVISORY VOTE TO APPROVE THE COMPENSATION OF NAMED EXECUTIVE OFFICERS

In accordance with the requirements of Section 14A of the Exchange Act and related SEC rules, we are asking our shareholders to vote to approve, on an advisory (nonbinding) basis, the compensation of our named executive officers, as disclosed in this proxy statement.

As discussed in the Compensation Discussion and Analysis beginning on page 35, we have designed our executive compensation program to attract and retain the highest quality executive officers, directly link pay to our performance, and build value for our shareholders. Our program provides total compensation opportunities at levels that are competitive in our industry, ties a significant portion of each executive’s compensation to achieving our key business objectives, and closely aligns the interests of our executives with the interests of our shareholders. In sum, our compensation is designed to reward executives when the Company achieves strong financial and operational results, and likewise to provide reduced pay when financial and operating results are not as strong. We believe the compensation of our named executive officers is reflective of and consistent with that intent.

This proposal, commonly known as a “say-on-pay” proposal, gives our shareholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers described in this proxy statement.

At the annual meeting of shareholders on April 24, 2019, more than 91% of the shares voted were in support of the compensation of our named executive officers, as discussed and disclosed in the 2019 proxy statement. The Compensation and Human Capital Committee appreciates and values the views of our shareholders. In considering the results of last year’s advisory vote to approve executive compensation, the Compensation and Human Capital Committee concluded that the compensation paid to our named executive officers and our overall pay practices enjoy strong shareholder support. No significant changes were made to our executive compensation program for 2019 as a result of the advisory vote.

The Board invites you to review carefully the Compensation Discussion and Analysis beginning on page 35 and the tables and other disclosures on compensation under Executive Compensation beginning on page 53, and encourages you to cast a vote to approve the company’s executive compensation programs through the following resolution:

“Resolved, that shareholders approve the compensation of the company’s named executive officers as discussed and disclosed in the Compensation Discussion and Analysis, the executive compensation tables, and any narrative executive compensation disclosure contained in this proxy statement.”

The say-on-pay vote is advisory and, therefore, not binding on the company, the Compensation and Human Capital Committee, or the Board. The shareholders’ advisory vote will not overrule any decision made by the Board or the Compensation and Human Capital Committee or create or imply any additional fiduciary duty by our directors. However, if there is a significant vote against the named executive officer compensation as disclosed in this proxy statement, we will consider our shareholders’ concerns and the Compensation and Human Capital Committee will evaluate whether any actions are needed to address those concerns. Say-on-pay votes currently are held by the company annually, and we expect the next say-on-pay vote after this Annual Meeting to occur at the 2021 annual meeting of shareholders.

The proposal to approve, on an advisory basis, the compensation of our named executive officers will be approved if the votes cast in favor exceed the votes cast against the proposal. Abstentions and broker non-votes will not be treated as votes cast and therefore will not affect the outcome.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” APPROVAL OF PROPOSAL TWO.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

In the paragraphs that follow, we provide an overview and analysis of our compensation program and policies, the material compensation decisions the Compensation and Human Capital Committee has made under those programs and policies with respect to our top executive officers, and the material factors that the Compensation and Human Capital Committee has considered in making those decisions. Following the Compensation Discussion and Analysis (CD&A), under the heading “Executive Compensation,” is a series of tables containing specific data about the compensation earned in 2019 by the following individuals, whom we refer to as our named executive officers:

•	our Chairman and Chief Executive Officer, Mr. James B. Connor;

•	our Executive Vice President and Chief Financial Officer, Mr. Mark A. Denien;

•	our Executive Vice President and Chief Operating Officer, Mr. Steven W. Schnur.

•	our Executive Vice President, Chief Investment Officer, Mr. Nicholas C. Anthony; and

•	our Executive Vice President, General Counsel and Corporate Secretary, Ms. Ann C. Dee.

2019 Performance Highlights

2019 was another excellent year for Duke Realty. We improved in nearly every key operating metric, including same-property net operating income growth, rent growth, and development starts compared to what was an already very impressive 2018, and further strengthened our already sound balance sheet.

At December 31, 2019, we owned or jointly controlled 519 primarily industrial properties, which encompassed 155.3 million rentable square feet (including 38 unconsolidated joint venture in-service properties with 11.0 million square feet, 21 consolidated properties under development with 8.7 million square feet and one unconsolidated joint venture property under development with 133,000 square feet). Our properties are leased by a diverse base of more than 800 tenants whose businesses include e-commerce, manufacturing, retailing, wholesale trade, and distribution. We also owned, including through ownership interests in unconsolidated joint ventures (with acreage not adjusted for our percentage ownership interest), 1,380 acres of land and controlled an additional 1,000 acres through purchase options.

In 2019, we refined the geography of our assets to increase our exposure to coastal Tier 1 markets through value-creating development projects and the acquisition of quality, strategically-located industrial assets with high potential for growth in cash flow.

In addition to portfolio repositioning, we continued to execute on our operational and capital strategies in 2019. Highlights include:

•
In 2019, earnings per diluted share increased by 10% from 2018, primarily due to higher gains on sales of properties. Earnings per diluted share from continuing operations increased by 11% from 2018. In 2019, we achieved an increase of over 10% in Adjusted Funds from Operations (AFFO) and over 8% in Core Funds from Operations (Core FFO). AFFO and Core FFO are not generally accepted accounting principles (GAAP) metrics. See Appendix A for a discussion and reconciliation to the most directly comparable GAAP measures.

•
Our average total in-service occupancy for the year was 96.0%. Even with the high occupancy level in our stabilized portfolio, we have ample opportunity to grow earnings and lease additional space in our unstabilized portfolio.

•	We recorded a 28.6% increase in GAAP rental rates for 2019, which contributed to strong same-property net operating income growth.

•
We maintained our strong balance sheet and overall financial position by utilizing proceeds from property dispositions to repay debt and opportunistically raise capital in the debt markets when rates and pricing were favorable, all while maintaining high investment-grade credit ratings and improving the key metrics that drive such ratings.

•
We were the first of the industrial REITs to issue a “green bond” in the United States in November 2019. Please see “Corporate Responsibility—Environmental” for more information on this “green bond” issuance.

•
Our operational and strategic success has translated into strong returns to our shareholders. Our total shareholder return was 46.4% and 107.7% over the past three and five fiscal years, respectively. This is particularly favorable when compared to total shareholder returns of 26.2% and 40.5% for the MSCI US REIT Index over the same time periods. We increased our quarterly dividend from $0.215 per share for the first three quarters of 2019 to $0.235 per share for the fourth quarter of 2019, representing a 9.3% increase. We expect to continue to distribute an amount at least equal to our taxable earnings, to meet the requirements to maintain our REIT status, and additional amounts as determined by our Board. Distributions are declared at the discretion of our Board and are subject to actual cash available for distribution, our financial condition, capital requirements, and such other factors as our Board deems relevant.

Fiscal 2019 Pay and Performance Alignment

Fiscal Year 2019 Performance Measures and Results						Fiscal Year 2019 Award Payouts/Vesting
Annual Incentive Awards
Corporate Goals (all named executive officers)
Annual cash incentive awards for all executives had the following corporate goals: AFFO/share, Core FFO/share, and average total in-service lease up occupancy.						The table below summarizes the overall bonus payouts which were based on the corporate, division (as applicable) and individual goals and weightings for each named executive officer.
	Threshold (50%)	Target (100%)	Stretch (150%)	Superior (200%)	Actual
AFFO/Share	$1.23	$1.27	$1.29	$1.32	$1.30	NEO	% of Target Earned	Annual Incentive Payout
Core FFO/Share	$1.34	$1.40	$1.43	$1.47	$1.44	Connor	153.80%	$2,164,800
Average Total In-Service Lease Up Occupancy	94.00%	95.50%	96.20%	97.00%	96.00%	Denien	153.80%	$1,076,250
						Schnur	153.70%	$969,360
Division Goals (Mr. Anthony)						Anthony	155.40%	$922,810
The award for Mr. Anthony also included the following goals related to our Capital Transactions and Joint Venture Division.						Dee	153.70%	$804,480
(Dollar figures are in millions)	Threshold (50%)	Target (100%)	Stretch (150%)	Superior (200%)	Actual
Acquisitions Volume(1)	$133.3	$200.0	$233.3	$300.0	$215.7
Acquisitions Yield(2)	4.00%	4.25%	4.40%	4.60%	4.66%
Dispositions Volume(1)	$326.2	$434.9	$489.3	$598.0	$498.5
Dispositions Yield(3)	6.25%	6.00%	5.60%	5.40%	5.64%
(1) Based on ownership share.
(2) Stabilized capitalization rate
(3) In-place capitalization rate

Individual Goals (all named executive officers)
Awards for all executives included subjective, non-formulaic individual performance goals.
2019-2021 Performance Share Plan Awards (PSP awards)
PSP awards vest after three years, if and to the extent performance goals are met, and have two performance components: average annual growth in AFFO/Share and relative total shareholder return, based on a peer group of selected REITs and certain indices. Named executive officers have the opportunity to elect to receive Long-Term Incentive Plan, or LTIP, units with the same vesting schedule in lieu of PSP awards.
						The performance goals and resulting payout for the PSP awards relating to fiscal years 2017-2019 are described on pages 49-50.
	Threshold (50%)	Target (100%)	Superior (200%)
Average Annual Growth in AFFO/Share	0.00%	3.00%	5.00% or above
	Threshold (50%)	Target (100%)	Superior (200%)	Outperformance (250%)
Annualized Relative TSR (Total Shareholder Return) Percentile Rank	25	50	75	≥75 & ≥15.00% Absolute TSR
Restricted Stock Units (RSUs)
RSUs granted in 2019 vest in equal amounts on the first three anniversaries of the grant date, provided that the named executive officer remains employed on each such vesting date. Named executive officers have the opportunity to elect to receive LTIP Units with the same vesting schedule in lieu of RSUs.

Our Executive Compensation Practices

The Compensation and Human Capital Committee is mindful of evolving practices in executive compensation and corporate governance. The following table highlights our current executive compensation practices – both the practices we believe drive performance and mitigate risk and the practices we have not implemented or eliminated because we do not believe they would serve our shareholders’ long-term interests.

Executive Compensation Practices We Have Implemented:
☑ Provide balanced pay opportunities consisting of (1) cash and equity, (2) annual and long-term incentives, and (3) fixed and variable pay
☑ Align pay and performance
☑ Use diverse performance measures
☑ Have appropriate caps on performance-based bonus payouts
☑ Provide perquisites that are limited and have sound business rationale
☑ Include “double-trigger” change in control provisions in equity awards
☑ Apply share ownership and retention guidelines for senior executive officers and directors
☑ Utilize an independent compensation adviser
☑ Mitigate undue risk in compensation programs
☑ Maintain a clawback policy
☑ Maintain an anti-hedging/pledging policy

Executive Compensation Practices We Have Not Implemented:
☒ No “liberal” change in control definition that would be activated on shareholder approval of a transaction
☒ No tax gross-ups on perquisites (except for certain relocation costs that are available to all associates)
☒ No tax gross-up protection for change in control excise taxes
☒ No repricing of options or SARs (directly or indirectly) without prior shareholder approval
☒ No employment contracts, except for severance agreements with certain officers

Consideration of Most Recent Say-on-Pay Vote

The Compensation and Human Capital Committee recognizes that executive pay practices and views of sound governance principles continue to evolve. Consequently, the Compensation and Human Capital Committee intends to continue paying close attention to the advice and counsel of its independent compensation adviser and invites our shareholders to communicate any concerns or opinions on executive pay directly to the Compensation and Human Capital Committee or the Board. Please refer to “Information about Communications with Duke Realty Corporation and Our Board” on page 6 for information about communicating with the Board.

At the annual meeting of shareholders on April 24, 2019, more than 91% of the shares voted were in support of the compensation of our named executive officers, as discussed and disclosed in the 2019 proxy statement. Based on the advisory vote to approve the compensation of our named executive officers, the Compensation and Human Capital Committee concluded that the compensation paid to our named executive officers and the company’s overall pay practices enjoy strong shareholder support. No significant changes were made to our executive compensation program for 2019 as a result of the advisory vote.

At the annual meeting of shareholders on April 26, 2017, our shareholders expressed a preference that advisory votes on executive compensation occur every year. Consistent with this preference, the Board has implemented an advisory vote to approve executive compensation every year until the next required vote on the frequency of shareholder votes on the compensation of executives, which is expected to occur at the 2023 annual meeting.

Overview of Executive Compensation Philosophy and Objectives

We have designed our executive compensation program, under the direction of the Compensation and Human Capital Committee, to attract and retain the highest quality executive officers, directly link pay to our performance, and build value for our shareholders. In order to do this effectively, our program is designed to:

•	provide total compensation opportunities with a combination of compensation elements that are competitive;

•	tie a significant portion of each executive’s compensation to achieving our key business objectives; and

•
align shareholder interests and executive rewards by tying a significant portion of each executive’s compensation opportunity to pay for performance standards designed to increase long-term shareholder value.

Determining Individual Compensation Levels and Pay Mix

When setting compensation, the Compensation and Human Capital Committee seeks to achieve optimal balance between:

•	fixed and variable pay;

•	short-term and long-term incentives; and

•	cash and equity.

We believe that a significant percentage of our executives’ compensation should be at risk and subject to performance. In addition, we attempt to balance the short- and long-term focus of our executives and to align their interests with our shareholders by providing a meaningful portion of their compensation in the form of equity-based awards.

Our executive compensation program includes the following elements:

Compensation Element		Overview/Objectives
Base Salary	•
Fixed portion of an executive’s annual compensation that is intended to recognize fundamental market value for the individual’s skills and experience based on the responsibilities of his or her position.

Annual Cash Incentive	•	Annual cash incentives vary based on performance against pre-defined goals and are intended to reward short-term performance, including company, individual, and in some cases, division performance.
Long-term Incentive Awards (restricted stock units and PSP awards)	•
Stock-based incentives vary based on stock price and, in the case of PSP awards, on the achievement of predefined goals. They are intended to reward performance over a multi-year period, link executives’ interests to those of shareholders, and encourage retention through a multi-year vesting schedule.

The following charts show the allocations of the fiscal year 2019 target total direct compensation for our CEO and the fiscal year 2019 average target total direct compensation for our other named executive officers, respectively. Base salary is the only fixed element of compensation, with the remainder being at risk. Base salaries and annual bonuses are paid in cash, while 100% of the long-term incentive opportunities (RSUs and PSP awards) are paid in stock, or partnership units, at the executive’s election.

Fiscal 2019 Targeted Total Direct Compensation

Target Total Direct Comp. — CEO

14%
23%
21%
42%
Variable Based On Performance (65%)
Variable Based On Stock Price (63%)

Target Total Direct Comp. — Average Other NEOs

23%
16%
28%
33%
Variable Based On Performance (61%)
Variable Based On Stock Price (49%)

= Base Salary

= Annual Bonus

= Performance Shares

= Restricted Stock Units

How We Make Compensation Decisions

The Compensation and Human Capital Committee has primary responsibility for determining our compensation strategy and setting the compensation of our senior executive officers. Information about the Compensation and Human Capital Committee can be found on page 21 of this proxy statement, under the caption “Board Committees.” To assist in evaluating the compensation practices at the company, the Compensation and Human Capital Committee engaged Frederic W. Cook & Co., Inc. (FW Cook), as its independent executive compensation adviser in 2019. FW Cook reports directly to the Compensation and Human Capital Committee and provides no other services to the company. The following table outlines the roles and responsibilities of the various parties in determining executive compensation.

Roles and Responsibilities
The Compensation and Human Capital Committee	•	Determines our compensation strategy.
	•	Oversees design, implementation, and administration of our equity programs.
	•	Approves incentive programs and sets performance goals for executive officers.
	•	Reviews the performance of the CEO.
•
Determines appropriate levels of compensation for our executive officers, including the CEO, by assessing their individual performance as well as the financial and operational results of the company against annual objectives.

FW Cook	•
Provides advice, research, and analytical services on a variety of subjects, including compensation philosophy, trends, and best practices, peer group selection, target competitive positioning, pay mix, and incentive program design.

CEO	•	Develops an assessment of individual performance for each of his direct reports.
	•	Provides recommendations to the Compensation and Human Capital Committee regarding individual compensation levels for such executives.
•
Provides recommendations to the Compensation and Human Capital Committee regarding metrics and goal levels for incentive plans for company, division, and individual performance for himself and each of his direct reports.

Other Members of Management	•
Our Vice President, Human Resources provides data and information relating to our compensation programs to the Compensation and Human Capital Committee and FW Cook to help facilitate the Compensation and Human Capital Committee’s review of competitive compensation practices.

•
Our Chief Financial Officer provides the Compensation and Human Capital Committee with reports on financial performance as it relates to key business drivers and performance measures included in incentive program designs.

Assessing the Competitive Marketplace

The Compensation and Human Capital Committee reviews peer compensation data to ensure that our executive officer compensation is competitive in the marketplace. In 2018, management engaged FPL Associates (FPL), to provide market data from our peer group. The peer group, developed in consultation with FW Cook, consisted of 15 public REITs that were similar to the company in terms of total capitalization (market value of common stock, preferred stock, operating partnership units, and balance sheet long-term debt). Total capitalization of companies in this peer group ranged from approximately $9.5 billion to $20.3 billion, with a median of $14.1 billion (as of June 30, 2018). Our total capitalization of approximately $13.0 billion (also as of June 30, 2018) was 92% of the median of the peer group. This peer group was used to assess competitive levels of compensation for our executive officers to help inform the Compensation and Human Capital Committee’s decisions on 2019 target total direct compensation opportunities. The companies included in the peer group were:

• Alexandria Real Estate Equities, Inc.	• Federal Realty Investment Trust	• Liberty Property Trust
• Apartment Investment and Management Company	• Healthpeak Properties, Inc.	• The Macerich Company
• Camden Property Trust	• Host Hotels & Resorts, Inc.	• Mid-America Apartment Communities, Inc.
• Douglas Emmett, Inc.	• Kilroy Realty Corporation	• Regency Centers Corporation
• Extra Storage Space, Inc.	• Kimco Realty Corporation	• UDR, Inc.

How the Compensation and Human Capital Committee Uses Peer Group Data

The Compensation and Human Capital Committee’s objective is to provide a range of compensation opportunities with a combination of elements that are competitive relative to similarly-situated executives at other companies and internally. To assess external competitiveness, the Compensation and Human Capital Committee reviews the median compensation levels from the compensation peer group companies for each component of pay, including base salary, target annual incentive bonus, target total cash compensation (which includes both base salary and target annual incentive bonus), target long-term incentives, and target total direct compensation (which includes base salary, target annual incentive bonus, and the target value of long-term incentives) for each executive officer position. In setting individual executive target total direct compensation opportunities for 2019, the Compensation and Human Capital Committee examined each component on both a stand-alone basis and as a total. Decisions were based on the Compensation and Human Capital Committee’s business judgment, informed by the comparative data, professional advice, and other considerations, including each executive’s experience level and job performance; his or her duties and responsibilities at the company compared to the duties and responsibilities of executive officers in similar positions at compensation peer group companies; the company’s performance; internal pay equity; and other circumstances unique to the company.

Analysis of 2019 Compensation Decisions

Base Salaries

Base salaries paid to our executive officers are the fixed portion of annual compensation and are intended to recognize the fundamental skills and experience of our executive officers. The Compensation and Human Capital Committee considers the executive’s performance, role, and responsibilities; internal equity considerations; and external competitive compensation data when determining the base salary for each executive officer. Base salaries for each of the named executive officers were increased at the beginning of 2019 to recognize performance and bring salaries more in line with competitive benchmarks as follows:

Name	2018	2019
James B. Connor	$850,000	$880,000
Mark A. Denien	$540,000	$560,000
Steven W. Schnur	$440,000	$460,000
Nicholas C. Anthony	$460,000	$475,000
Ann C. Dee	$440,000	$455,000

Mr. Schnur was later promoted on September 2, 2019 to Executive Vice President, Chief Operating Officer with a new base salary of $485,000.

Annual Cash Incentives

We pay annual incentive bonuses to reward executives for achieving or surpassing annual performance goals that are directly related to our key financial and operational objectives for the year and for execution of specific company strategies. At the beginning of each year, the Compensation and Human Capital Committee establishes performance targets for the annual incentive program. These performance targets are developed using economic and industry factors, including the interest rate environment, general market conditions, overall company leverage, annual capital-recycling goals, the capital market environment, specific platform issues, and other considerations.

Each named executive officer has a target annual bonus potential, expressed as a percentage of base salary, based on his or her role and responsibilities, internal equity considerations, and external competitive compensation data. Annual bonuses are paid in cash in February for the prior year’s performance, and based on the Compensation and Human Capital Committee’s assessment of our overall performance against goals and each executive’s individual (and, if applicable, division) performance against goals approved by the Compensation and Human Capital Committee.

The following table shows the target annual cash incentive for 2019 for each of our named executive officers and the actual award earned, expressed as a percentage of base salary:

Name	Target Annual Bonus (as a % of Salary)	Actual Annual Bonus (as a % of Salary)
James B. Connor	160%	246%
Mark A. Denien	125%	192%
Steven W. Schnur	130%	200%
Nicholas C. Anthony	125%	194%
Ann C. Dee	115%	177%

For 2019, 75% of the annual bonus opportunities for Messrs. Connor, Denien, and Schnur and Ms. Dee and 35% of the annual bonus opportunity for Mr. Anthony were based on overall company performance, as measured by three operational strategy goals: one that measured the company’s annual AFFO per share, one that measured the company’s annual Core FFO per share, and one that measured the average total in-service lease up occupancy of our real estate portfolio, each as described in more detail below. We selected these measures because they directly impact and are indicative of our success in achieving our primary financial and operational objectives for 2019: namely, increasing profitability by maximizing cash from operations.

•
AFFO and Core FFO are calculated by first computing FFO in accordance with standards established by NAREIT. NAREIT defines FFO as net income or loss in accordance with GAAP, excluding gains or losses on sales of real estate assets (including real estate assets incidental to our business) and related taxes, gains or losses from change in control, impairment charges related to real estate assets (including real estate assets incidental to our business); plus real estate related depreciation and amortization, and after similar adjustments for unconsolidated joint ventures and partially owned consolidated entities. Then, to determine Core FFO, FFO computed in accordance with NAREIT is adjusted for certain items that are generally non-cash in nature and that can create significant earnings volatility and do not directly relate to our core business operations. The adjustments include tax expense or benefit related to (i) changes in deferred tax asset valuation allowances, (ii) changes in tax exposure accruals that were established as the result of the previous adoption of new accounting principles, or (iii) taxable income (loss) related to other items excluded from FFO or Core FFO (collectively referred to as “other income tax items”); gains (losses) on debt transactions; gains or losses from involuntary conversion from weather events or natural disasters; promote income; severance and other charges related to major overhead restructuring activities; and the expense impact of costs attributable to successful leasing activities. Although our calculation of Core FFO differs from NAREIT’s definition of FFO and may not be comparable to that of other REITs and real estate companies, we believe it provides a meaningful supplemental measure of our operating performance. AFFO is Core FFO less recurring building improvements and total second generation capital expenditures (the leasing of vacant space that had previously been under lease by the company is referred to as second generation lease activity) related to leases commencing during the reporting period, and adjusted for certain non-cash items, including straight line rental income and expenses; non-cash components of interest expense, including interest rate hedge amortization; stock compensation expense; and after similar adjustments for unconsolidated partnerships and joint ventures.

•
Average Total In-Service Occupancy (Lease-Up Basis) is the average square footage of our in-service real estate portfolio represented by executed leases without regard to whether the leases have commenced, divided by the total average square footage of our in-service real estate portfolio, excluding the impact of any acquisitions during the year.

40% of the annual bonus opportunity for Mr. Anthony in 2019 was based on performance goals for his division, which are described on page 45.

25% of the annual incentive bonus opportunity for each of our named executive officers in 2019 was directly tied to individual performance.

For purposes of the annual bonus program, individual performance in 2019 was evaluated in a subjective and non-formulaic manner, based on certain individual goals:

•
As the company’s Chairman and CEO, Mr. Connor’s individual goals for 2019 were based upon implementing the company’s 2019-2021 strategic plan, maintaining the company’s BBB+ credit metrics, further developing succession and leadership plans, recruiting a new Board member, joining the board of a charity or university, and developing a strategy to further the company’s corporate responsibility initiatives.

•
As the company’s Chief Financial Officer, Mr. Denien’s individual goals for 2019 focused on maintaining the company’s BBB+ credit metrics, successful completion of the transition of the company’s real estate accounting software to YARDI Systems, Inc., continuing personal development opportunities, and enhancing investor and analyst communications.

•
As the company’s Chief Operating Officer, Mr. Schnur’s goals for 2019 included developing the West Coast leadership team and growing Duke Realty’s investment in the West Coast, creating development and succession plans for leadership roles within real estate operations, driving efficiency in operations by achieving lower general and administrative expenses as a percent of total revenue and gross assets goals, and taking an active role in investor and analyst relations.

•
As the Executive Vice President, Chief Investment Officer, Mr. Anthony’s goals for 2019 included implementing the acquisition and disposition components of the 2019-2021 strategic plan, implementing a development plan for the new Capital Transactions Manager, taking an active role in investor and analyst relations, and finalizing the company’s headquarters project.

•
As the company’s General Counsel, Ms. Dee’s individual goals for 2019 included assisting with the implementation of the company’s corporate responsibility goals, developing a succession strategy for the legal department, and successfully transitioning the human resources department after the retirement of the Chief Human Resources Officer.

The following table shows the adjusted performance goals and weightings of the 2019 annual incentive bonus opportunities for the named executive officers.

	Weighting for James B. Connor, Mark A. Denien, Steven W. Schnur, and Ann C. Dee	Weighting for Nicholas C. Anthony	2019 Annual Incentive Targets
			Threshold	Target	Stretch	Superior	Actual
AFFO/Share	25.00%	11.66%	$1.23	$1.27	$1.29	$1.32	$1.30
Core FFO/Share	25.00%	11.66%	$1.34	$1.40	$1.43	$1.47	$1.44
Average Total In-Service Lease Up Occupancy(1)	25.00%	11.66%	94.00%	95.50%	96.20%	97.00%	96.00%
Division Goals	0.00%	40.00%
For Mr. Anthony: Assessment of achievement against a mix of financial and operational goals applicable to our Capital Transaction and Joint Ventures Division including: acquisitions volume ($200.0 million target, $215.7 million actual), acquisitions yield (4.25% target, 4.66% actual), dispositions volume ($434.9 million target, $498.5 million actual), and dispositions yield (6.00% target, 5.64% actual).

Individual Goals	25.00%	25.00%	Subjective assessment of achievement of individual goals for 2019 as discussed above.
Total	100.00%	100.00%

(1)
In setting goals for occupancy for 2019, the Compensation and Human Capital Committee considered the Company’s speculative development projects expected to be completed in late 2018 and 2019, which would add significant additional vacant space to the portfolio. Even with aggressive leasing of this additional vacant space, our planned occupancy levels for 2019 were slightly lower than for 2018. Therefore, the Compensation and Human Capital Committee established threshold (94.00%), target (95.50%), and stretch (96.20%) goals for 2019 average total in-service occupancy that were slightly lower than the Company’s threshold (94.70%), target (96.00%), and stretch (96.50%) goals for 2018 average total in-service occupancy. The superior goal for average total in-service occupancy remained the same (97.00%) for 2019.

Performance for the corporate goals is measured against four different levels established by the Compensation and Human Capital Committee - threshold, target, stretch, and superior. Achieving the target level of performance results in a payout at 100% of target for the relevant measure. Threshold performance results in a payout at 50% of target, and stretch and superior performance result in payouts at 150% and 200% of target, respectively. Performance below the threshold goal results in no payout for the relevant measure. Payout amounts between performance levels are determined using interpolation. The Committee reviews the performance against the division goals relating to our Capital Transactions and Joint Ventures Division, which were used for Mr. Anthony, and the individual goals for named executive officers, and determines the payout for these elements in a partially formulaic and partially non-formulaic manner.
Financial component target levels set for our executive compensation program are used for that limited purpose and should not be understood to be statements of management’s expectations of our future results or other guidance. Investors should not apply these targets in any other context.

Long-Term Incentive Awards

The objectives of the company’s long-term incentive compensation program are to:

•	reward achievement over a multi-year period;

•	align the interests of the executives with those of our shareholders by focusing executives on the shareholder return performance of the company; and

•	provide a retention mechanism through multi-year vesting.

The Compensation and Human Capital Committee oversees grants of long-term incentives on an annual basis and at other times that may be warranted. A target long-term incentive award value is established for each executive as a percentage of base salary. The Compensation and Human Capital Committee determines the target grant amounts using factors similar to those used in setting annual incentive targets, including the executive’s level of responsibility within the company and internal and external equity considerations.

The following table shows the target long-term incentive award values for 2019 for each of our named executive officers, expressed as a percentage of base salary:

Name	Target Long-Term Incentive Award Value (as a % of Salary)
James B. Connor	440%
Mark A. Denien	240%
Steven W. Schnur	195%
Nicholas C. Anthony	240%
Ann C. Dee	195%

As shown in the following graphic, the long-term equity awards made to our named executive officers in February 2019 consisted of a combination of one-third RSUs and two-thirds PSP awards.

LONG-TERM INCENTIVE COMPENSATION
1/3
2/3
RESTRICTED STOCK UNITS
Vest ratably over three years
PERFORMANCE SHARE AWARDS
(3-year performance period)
• Average annual growth in AFFO per share
• Relative TSR vs.:
• Peers
• Two REIT Indexes

The following table describes the design features and purpose of the RSUs and PSP awards.

Award		Design Features		Purpose
RSUs	•	Vest over a defined period of time, subject to the executive’s continued employment	•	Retention of key talent
			•	Align the interests of management with those of shareholders
PSP awards	•	Earned based on continued employment and the achievement of financial performance targets established by the Compensation and Human Capital Committee	•	Focus and incentivize our executives on long-term financial performance
	•	Represent the right to earn actual shares of the company’s common stock at the end of a three-year performance period established for each PSP award	•	Retention of key talent
			•	Align the interests of management with those of shareholders

In 2019, executive officers were permitted to elect to receive LTIP units in lieu of RSUs or PSP awards. The LTIP units are designed to qualify as profits interests in our operating partnership, Duke Realty Limited Partnership, for federal income tax purposes. To the extent the value of the LTIP units increases after the grant date, the LTIP units will become regular common units of ownership in our operating partnership upon vesting. Pursuant to the limited partnership agreement of our operating partnership, common units of ownership in the operating partnership may be redeemed for shares in the company on a 1:1 basis.

RSUs

The RSUs granted in 2019 vest ratably over a three-year period, subject to the holder’s continued employment with the company. During the vesting period, RSUs accumulate dividend equivalents, which are deemed to be reinvested in additional vested RSUs based upon the closing price of the company’s common stock on the dividend payment date. When the original RSUs vest, the original RSUs and the RSUs acquired through corresponding dividend equivalents are converted to shares of the company’s common stock and paid to participants.

LTIP units elected in lieu of RSUs have the same time-based vesting provisions as the RSUs. However, instead of accumulating dividend equivalents, holders of time-based vesting LTIP units receive cash distributions from the operating partnership on each dividend payment date.

Performance Share Awards

PSP awards granted under the Performance Share Plan (PSP), represent the right to earn actual shares of the company’s common stock at the end of a performance period established for each PSP award. Executives may also elect to receive LTIP units in lieu of performance shares. The actual number of performance shares or LTIP units earned with respect to an award is based upon the target number of performance shares, multiplied by a “payout percentage” ranging from 0 to 225% and determined by the level of performance against pre-established performance goals. Performance shares earn dividend equivalents only if they vest. LTIP units awarded in lieu of PSP awards receive cash distributions equal to 10 percent of the regular partnership distributions during the vesting period, so the LTIP units continue to qualify as “profits interests” for tax purposes. The LTIP units accrue additional dividend equivalent LTIP units up to 90 percent of the regular partnership distributions. As with performance shares, full dividend equivalents are earned on LTIP units only if those LTIP units vest.

Grant of Performance Share Awards in 2019

The PSP awards have two financial performance components, each weighted one-half of the 2019 PSP award, that are measured over a three-year period beginning January 1, 2019, as shown in more detail below. Shares and LTIP units granted under the PSP are issued under the Duke Realty Corporation 2015 Long-Term Incentive Plan (the 2015 Incentive Plan). To the extent performance goals are achieved, the 2019 PSP awards will pay out after the end of the 2019-2021 performance period.

The first financial component measures the company’s average annual growth in AFFO per share. The following table shows the AFFO per-share growth goals and corresponding payout percentages of target shares for the 2019 PSP awards. The payout for AFFO performance between the Threshold and Target levels and the Target and Superior levels will be linearly interpolated.

2019-2021 Average Annual Growth in AFFO per share
Performance Level	Targets	Payout Percentage
Superior	5.0% or above	200.0%
Target	3.0%	100.0%
Threshold	0.0%	50.0%
Below Threshold	Less than 0.0%	0.0%

The second financial component measures our annualized total shareholder return (changes in stock price, inclusive of reinvested dividends) relative to a peer group. The following table shows the payout percentage for the 2019 PSP awards at various levels of relative and absolute total shareholder return. The TSR payout percentage will be linearly interpolated between the Threshold and Target performance levels and the Target and Superior performance levels.

2019-2021 Relative Total Shareholder Return
Performance Level	Targets	Payout Percentage
Outperformance	≥ 75th Percentile and ≥ 15.0% Absolute TSR	250.0%
Superior	75th Percentile	200.0%
Target	50th Percentile	100.0%
Threshold	25th Percentile	50.0%
Below Threshold	< 25th Percentile	0.0%

For purposes of relative total shareholder return comparisons, the company selected REITs against which we most directly competed for business and/or capital as well as two REIT indices that were relevant performance benchmarks at the time the PSP awards were granted.

• EastGroup Properties, Inc.	• NAREIT FTSE Industrials Index
• First Industrial Realty Trust, Inc.	• Prologis, Inc.
• Liberty Property Trust(1)	• Rexford Industrial Realty, Inc.
• Monmouth Real Estate Investment Corporation	• STAG Industrial, Inc.
• MSCI US REIT Index	• Terreno Realty Corporation

(1)
On October 27, 2019, Prologis, Inc. and Liberty Property Trust announced that the two companies had entered into a definitive merger agreement by which Prologis, Inc. would acquire Liberty Property Trust, subject to the approval of the shareholders of Liberty Property Trust. Because the definitive merger agreement was announced prior to the end of the performance period, Liberty Property Trust’s total shareholder return will be excluded from the calculation.

For both the AFFO payout percentage and the TSR payout percentage, the payout will be zero percent if the threshold performance level is not attained.

Payout of Performance Share Awards Granted in 2017

In 2019, Messrs. Connor, Denien, Schnur, and Anthony, and Ms. Dee earned a payout of the performance shares granted under the PSP in 2017 (2017 PSP) awards. The 2017 PSP awards had two financial performance components, each weighted one-half of the 2017 PSP award, that were measured over a three-year period beginning January 1, 2017, as described in more detail below. For 2017, Messrs. Connor, Denien, and Schnur, and Ms. Dee each elected to receive LTIP units in lieu of PSP awards.

The first financial component measured was the company’s average annual growth in AFFO and the second component measured the company’s annualized total shareholder return (changes in stock price, inclusive of reinvested dividends) relative to a peer group.

The following table shows the AFFO metric goals and corresponding payout percentages for the 2017 PSP awards with payout for performance between levels linearly interpolated.

2017-2019 Average Annual Growth in AFFO per share(1)
Performance Level	Targets	Payout Percentage
Superior	3.9% or above	200.0%
Target	1.8%	100.0%
Threshold	-1.3%	50.0%
Below Threshold	Less than -1.3%	0.0%

(1)
Reflects goals as adjusted in July 2017 for our medical office portfolio disposition, which was announced in 2017. Original goals for superior, target, and threshold goals were 5%, 3%, 0%, and less than 0%, respectively.

The following table shows the payout percentage for the 2017 PSP awards at various levels of relative total shareholder return (changes in stock prices, inclusive of reinstated dividends). The TSR payout percentage would be linearly interpolated between Threshold and Target performance levels and the Target and Superior performance levels.

2017-2019 Relative Total Shareholder Return
Performance Level	Targets	Payout Percentage
Outperformance	≥ 75th Percentile and ≥ 15.0% Absolute TSR	250.0%
Superior	≥ 75th Percentile	200.0%
Target	≥ 50th Percentile	100.0%
Threshold	≥ 25th Percentile	50.0%
	< 25th Percentile	0.0%

Total shareholder return for the 2017-2019 performance period was measured versus the following REITs against which the company most directly competed for business and/or capital, as well as two REIT indexes and one broad market index that were relevant performance benchmarks at the start of the performance period:

• DCT Industrial Trust, Inc.(1)	• NAREIT FTSE Industrials Index
• EastGroup Properties, Inc.	• Prologis, Inc.
• First Industrial Realty Trust, Inc.	• S&P MidCap 400 Index
• Liberty Property Trust(2)	• STAG Industrial, Inc.
• MSCI US REIT Index	• Terreno Realty Corporation

(1) On August 22, 2018, Prologis, Inc. acquired DCT Industrial Trust, Inc. Thus, its total shareholder return for the 2017-2019 performance period was excluded from the final computation.

(2) On October 27, 2019, Prologis, Inc. and Liberty Property Trust announced that the two companies had entered into a definitive merger agreement by which Prologis, Inc. would acquire Liberty Property Trust, subject to the approval of the shareholders of Liberty Property Trust. Because the definitive merger agreement was announced prior to the end of the performance period, Liberty Property Trust’s total shareholder return was excluded from the calculation.

For purposes of the 2017 PSP awards, our average annual growth in AFFO per share was 7.07%, resulting in a payout percentage of 200% and our relative total shareholder return ranking was in the 25th percentile, resulting in a payout percentage of 50%. The combined payout percentage was 125% of target, an average of the payout percentages for the two components. In addition, with the exception of LTIP units, dividend equivalents accrued on the performance shares earned were paid out in shares of stock. Unpaid operating partnership distributions were paid out in additional LTIP units. Please see “Executive Compensation—Option Exercises and Stock Vested in 2019” for the number of shares of stock and LTIP units and values received by our named executive officers in connection with the payout of the 2017 PSP awards.

Other Compensation and Benefits

Our executive officers participate in benefit plans generally available to all other associates. We also provide certain benefits to our executive officers that are not available to all other associates, such as physical examinations that are outside the normal health care plan, financial advisory services, and automobile and cell phone allowances. We added a supplemental life insurance policy for certain officers beginning January 1, 2019. For additional information on benefits made available during fiscal 2019, please see the Summary Compensation Table under the section entitled “Executive Compensation.”

Compensation Guidelines and Policies

To help manage compensation-related risk, we have adopted guidelines to ensure the independence of compensation advisers, a compensation recoupment policy, and stock ownership and retention guidelines, all of which are described in more detail below.

Compensation Committee Advisers Independence Guidelines

The Compensation and Human Capital Committee has adopted guidelines regarding the engagement of independent executive compensation advisers. These guidelines, which can be found on the Investor Relations/Corporate Governance section of our website at www.dukerealty.com, are designed to safeguard the independence of the Compensation and Human Capital Committee’s advisers from the company and management. The Compensation and Human Capital Committee’s adviser, FW Cook, reports directly to the Chairperson of the Compensation and Human Capital Committee, and all work conducted by FW Cook with respect to the company’s compensation programs is on behalf of the Compensation and Human Capital Committee. FW Cook provides no services to the company other than executive and non-employee director compensation consulting services, and has no other direct or indirect business relationship with the company or any of its affiliates. In addition, in its consulting agreement with the Compensation and Human Capital Committee, FW Cook agrees to advise the Chairperson of the Compensation and Human Capital Committee if any potential conflicts of interest arise that could cause FW Cook’s independence to be questioned and to undertake no projects for management except as approved in advance by the Chairperson of the Compensation and Human Capital Committee. No such conflicts of interest arose in 2019.

Compensation Recoupment Policy

We have adopted a compensation recoupment policy under which executive officers and the principal accounting officer could be required to return to the company certain compensation (such as a bonus or other variable compensation) if it was earned based on materially inaccurate financial statements that required a restatement or if a metric used in computing the executive officer or principal accounting officer’s short-term or long-term compensation has been materially incorrectly calculated, and the Compensation and Human Capital Committee determines that the officer has received an excess incentive due to a restatement or correction of the incorrect calculation. In that case, the Compensation and Human Capital Committee may take action, subject to approval by the Board and applicable law, to recover the difference between the amount actually paid to the executive officer and the amount that would have been paid based on correct financial results. If the Compensation and Human Capital Committee determines that any associate’s intentional or knowingly fraudulent or illegal conduct caused damage to the company, the Compensation and Human Capital Committee also may take appropriate action to cancel or reduce any outstanding equity compensation awards, incentive compensation awards, or other benefits to which the associate is actually or contingently entitled, in an amount up to the damage to the company. The company’s Recoupment Policy is incorporated into the Code of Business Ethics that can be found on the Investor Relations/Corporate Governance section of the company’s website at www.dukerealty.com.

Hedging/Pledging Policy

Under our Securities Trading Policy Statement, associates and directors are prohibited from taking out loans, such as margin loans, for which repayment is secured by a pledge of shares of the company’s stock or other securities issued by the company. In addition, transactions in puts, calls, or other derivative securities, or hedging transactions of any kind, whether or not on an exchange or in any other organized market, are generally prohibited.

Stock Ownership and Retention Guidelines
The company’s senior executive officers are required to hold shares of common stock with a value equal to specified multiples of base salary, as shown below. This program assists in focusing executives on long-term success and shareholder value by requiring executives to hold company stock over the long term.

Position	Base Salary Multiple	Time to Attain
Chief Executive Officer	6x	5 years
Executive Vice Presidents and Chief Operating Officer	4x	5 years

The stock ownership goal for each person subject to the company’s Stock Ownership Guidelines is determined on an individual basis, first in dollars equal to a multiple of the executive’s base salary, and then by converting that amount to a fixed number of shares. Until the senior executive officers reach their ownership guidelines, they are required to retain shares that are owned on the date they became subject to the Stock Ownership Guidelines and at least 75% of “net shares” delivered through the company’s executive compensation plans. For this purpose, “net shares” means the number of shares, including limited partnership units in our operating partnership, obtained by exercising stock options or through vesting of awards, less the number of shares the executive sells or trades to cover the exercise costs or to pay withholding taxes. If the executive transfers an award to a family member who resides in the same household, the transferee will be subject to the same retention requirements and the shares will still be counted toward satisfaction of the ownership requirements. A copy of the Stock Ownership Guidelines can be found on the Investor Relations/Corporate Governance section of our website at http://www.dukerealty.com.
Equity Grant Policies

Our annual equity grants, including equity grants to named executive officers, are awarded effective as of February 10 of each year, with the grant value of an RSU and the target value of a PSP award, as applicable, equal to the fair market value of our stock as of the grant date. Having a pre-determined grant date minimizes any concern that grant dates could be selectively chosen based upon market price at any given time. The Compensation and Human Capital Committee periodically approves equity grants to newly hired associates or to associates receiving promotions. These interim grants generally occur on the February 10, May 10, August 10, or November 10 immediately following the date of hire or promotion, with the grant value of an RSU equal to the fair market value of our stock as of the grant date. The Compensation and Human Capital Committee is authorized to award special equity grants on other dates from time to time when the company experiences exceptional performance results. The company does not plan to time, and has not timed, its release of material non-public information for the purpose of affecting the value of executive compensation.

Employment and Severance Agreements

As a matter of business philosophy, we do not enter into employment agreements with our executive officers. However, we do from time to time enter into letter agreements regarding executive severance with certain key officers. We enter into these agreements as a means of protecting the business interests of the company by conditioning the right of a terminated officer to receive the severance benefits on his or her compliance with a number of post-termination restrictive covenants. We believe that having these covenants in place provides a tangible benefit to our shareholders.

The letter agreements provide that an officer is entitled to receive certain separation payments and benefits upon the termination of his or her employment under various conditions. The level of severance pay depends upon the circumstances of the officer’s termination of employment. For example, if the officer were terminated by the company without cause or the officer resigns for good reason, then he or she would be entitled to a severance payment equal to two times (2X) (or, if such termination occurs within one year following a change in control of the company, three times (3X)) the sum of (a) his or her base salary then in effect and (b) the average annual incentive bonus paid or payable with respect to services performed in the three prior calendar years, payable over a 24-month period. If the company terminates the officer’s employment due to his or her disability, then the officer would be entitled to a severance payment equal to the sum of (a) his or her base salary then in effect and (b) the average annual incentive bonus paid or payable with respect to services performed in the three prior calendar years, payable over a 12-month period. If the officer terminates his or her employment voluntarily without good reason, then the severance payment would equal one times (1X) his or her base salary then in effect, payable over a 12-month period.

In addition, if an officer’s employment terminates for any reason other than cause or death, and at the time of the termination the officer is at least 55 years old and has at least 10 years of service with the company or an affiliate, then he or she also will receive a healthcare stipend and a financial advisory stipend during the severance period. The healthcare stipend is equal to the difference between (a) the cost the officer would have to pay to continue participation in the company’s health plans under COBRA for a period of 36 months and (b) the active associate rate for such coverage, and the healthcare stipend will be reduced by 50% for months during such period in which the officer would be age 65 or over. The financial advisory stipend is equal to the cost the company would have to pay to provide the officer the financial advisory services it provides generally to executive officers for a period of 36 months, calculated using the annual cost for such services in the year in which the termination date occurs. No severance or stipends would be payable if an officer is terminated for cause or death.

Regardless of the reason for termination of an officer’s employment, his or her right to the severance payments and stipends would stop if he or she violates any of the post-employment restrictive covenants in the amended letter agreements, which include non-competition, non-solicitation, and non-disclosure obligations. The non-compete and non-solicitation covenants generally last for two years following termination of employment, or one year if the termination is by the company for cause or by the officer without good reason. The letter agreements do not include tax gross-up provisions. Please see “Executive Compensation—Other Potential Post Employment Payments” for a table showing the amounts that would be payable to each of our named executive officers under the letter agreements under various termination scenarios using the applicable base salary and cash incentive bonus as if the termination occurred on December 31, 2019.

EXECUTIVE COMPENSATION
The total direct compensation of each of our named executive officers consists of annual base salary and annual cash and long-term equity incentive awards as specifically addressed in the CD&A. Our objective is to provide compensation opportunities that are competitive in total as well as in the mix of elements. The compensation program is designed to provide the proper balance of fixed versus variable and cash versus equity compensation.

With the exception of stock awards, the following table sets forth the compensation earned by or paid to each of our named executive officers during the fiscal years ended December 31, 2019; December 31, 2018; and December 31, 2017. In the case of stock awards, this table reflects the aggregate grant date fair value of stock awards granted by the company during these years.

Summary Compensation Table
Name and Principal Position	Year	Salary	Stock Awards (1)	Non-Equity Incentive Plan Compensation (2)	All Other Compensation (3)	Total
James B. Connor Chairman and Chief Executive Officer
	2019	$877,692	$3,613,867	$2,164,800	$37,545	$6,693,904
	2018	$846,154	$3,794,333	$2,199,380	$33,746	$6,873,613
	2017	$788,462	$3,306,667	$2,072,000	$33,184	$6,200,313
Mark A. Denien Executive Vice President and Chief Financial Officer
	2019	$558,462	$1,254,400	$1,076,250	$33,176	$2,922,288
	2018	$536,923	$1,317,400	$1,117,800	$32,046	$3,004,169
	2017	$496,923	$1,136,667	$1,063,750	$31,301	$2,728,641
Steven W. Schnur Executive Vice President and Chief Operating Officer
	2019	$466,154	$837,200	$969,360	$65,465	$2,338,179
	2018	$437,692	$822,200	$816,750	$121,662	$2,198,304
Nicholas C. Anthony Executive Vice President, Chief Investment Officer
	2019	$473,846	$1,064,000	$922,810	$33,499	$2,494,155
	2018	$457,692	$1,026,567	$897,260	$32,203	$2,413,722
	2017	$426,923	$910,883	$851,800	$31,241	$2,220,847
Ann C. Dee Executive Vice President, General Counsel and Corporate Secretary
	2019	$453,846	$828,100	$804,480	$33,656	$2,120,082
	2018	$438,846	$867,767	$810,700	$32,358	$2,149,671
	2017	$422,308	$746,583	$864,880	$29,994	$2,063,765

(1)
This column reflects the aggregate grant date fair value in the applicable year for (a) RSUs granted under the 2015 Incentive Plan and (b) performance shares granted under the PSP, as computed under FASB ASC Topic 718. It also includes the grant date fair value for any LTIP units granted in lieu of RSUs and/or PSP awards, as elected by the executive officer. In 2019, Messrs. Connor and Denien elected to receive LTIP units in lieu of both RSUs and PSP awards. Mr. Schnur elected to receive LTIP units in lieu of PSP awards. The grant value for all such awards is equal to the fair market value of our stock as of the grant dates. Pursuant to SEC rules, the amounts shown in the Summary Compensation Table for awards subject to financial performance conditions are based on the probable outcome as of the date of grant and exclude the impact of estimated forfeitures. The following table sets forth the grant date target values of the 2019 PSP grant, in addition to values assuming achievement of the highest level of performance, for each named executive officer.

2019 PSP Awards
Name	Grant Date Target Value ($)(a)	Value as of Grant Date, Assuming Highest Level of Performance ($)
James B. Connor	$2,581,333(b)	$5,807,999
Mark A. Denien	$896,000(b)	$2,016,000
Steven W. Schnur	$598,000(b)	$1,345,500
Nicholas C. Anthony	$760,000	$1,710,000
Ann C. Dee	$591,500	$1,330,875

(a)
Represents the grant date target value of PSP awards. The grant date fair value reported in the Summary Compensation Table is based on the probable outcome at the time of grant, which was below target. The total value reported in the Summary Compensation Table also includes the grant date value of all RSU awards.

(b)
Represents the grant date value at target of LTIP units awarded in lieu of PSP awards upon election by the executive officer. See the discussion of LTIP units awarded in lieu of PSP awards under the section entitled “Performance Share Awards” included in the discussion of long-term incentive awards in the CD&A.

(2)
Represents the aggregate annual cash incentive bonus that is based upon the company’s attainment of certain corporate performance goals as compared to predetermined targets established at the beginning of each calendar year as well as an individual, and in certain cases, a division performance component.

(3)
All other compensation for 2019 includes the value of company matching and profit sharing contributions to the company’s 401(k) plan and profit sharing plan, and the value of term life insurance premium payments made by the company. In addition, all other compensation includes the following perquisites for each of the named executive officers: (i) an automobile allowance and cell phone allowance; (ii) payments for personal financial planning services; and (iii) payments for executive medical examinations. With regard to Mr. Schnur, all other compensation also includes $31,788 for tax gross-ups related to moving and relocation expenses.

Grants of Plan-Based Awards in 2019

The following table summarizes grants made to the named executive officers in 2019 under the company’s plans:

Name	Grant Date	Compensation Committee Approval Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	Grant Date Fair Value of Stock and Option Awards
			Threshold	Target	Maximum	Threshold (#)	Target (#)	Maximum (#)
James B. Connor			$880,000	$1,408,000	$2,816,000
	2/10/19	1/30/19				43,051	86,102	193,730		$2,323,200
	2/10/19	1/30/19							43,051	$1,290,667
Mark A. Denien			$437,500	$700,000	$1,400,000
	2/10/19	1/30/19				14,944	29,887	67,246		$806,400
	2/10/19	1/30/19							14,943	$448,000
Steven W. Schnur			$394,063	$630,500	$1,261,000
	2/10/19	1/30/19				9,974	19,947	44,881		$538,200
	2/10/19	1/30/19							9,973	$299,000
Nicholas C. Anthony			$371,094	$593,750	$1,187,500
	2/10/19	1/30/19				12,675	25,350	57,038		$684,000
	2/10/19	1/30/19							12,675	$380,000
Ann C. Dee			$327,031	$523,250	$1,046,500
	2/10/19	1/30/19				9,685	19,730	44,393		$532,350
	2/10/19	1/30/19							9,865	$295,750

(1)	Represents the 2019 annual cash incentive bonus opportunities for each executive. See the description of the annual cash incentive award in the CD&A.

(2)
Represents the number of shares that could be earned under performance shares granted during 2019 under the PSP, or the number of limited partnership units in our operating partnership that could be earned under LTIP units granted in lieu of PSP awards. All of the PSP awards and LTIP units granted in lieu of PSP awards have a three-year performance measurement period. The value is computed in accordance with FASB ASC Topic 718. See pertinent details regarding the payout of awards under the PSP in the section entitled “Performance Share Awards” included in the discussion of long-term incentive awards in the CD&A.

(3)
Represents the number of RSUs granted during 2019 under the 2015 Incentive Plan, or the number of LTIP units granted in lieu of RSUs. See the description of the RSUs and LTIP units in the section entitled “RSUs” included in the discussion of long-term incentive awards in the CD&A.

Outstanding Equity Awards at 2019 Fiscal Year End

The following table contains information concerning outstanding equity awards held by each of the named executive officers as of December 31, 2019:
		Stock Awards
Name	Grant Date	Number of Shares or Units of Stock Granted That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock Granted That Have Not Vested (1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#)(2)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested (2)
James B. Connor	2/10/17	14,076	$488,015	–	–
	2/10/18	32,015	$1,109,960	227,508	$7,887,702
	2/10/18	7,548	$261,689	–	–
	2/10/19	43,051	$1,492,578	198,595	$6,885,289
Mark A. Denien	2/10/17	4,838	$167,733	–	–
	2/10/18	11,115	$385,357	78,989	$2,738,549
	2/10/18	2,621	$90,870	–	–
	2/10/19	14,943	$518,074	68,935	$2,389,976
Steven W. Schnur	2/10/17	2,381	$82,553	–	–
	2/10/18	7,345	$254,642	49,299	$1,709,196
	2/10/18	1,732	$60,054	–	–
	2/10/19	10,251	$355,391	46,008	$1,595,097
Nicholas C. Anthony	2/10/17	4,306	$149,280	–	–
	2/10/18	9,171	$317,964	61,905	$2,146,246
	2/10/18	2,160	$74,884	–	–
	2/10/19	13,028	$451,678	58,629	$2,032,667
Ann C. Dee	2/10/17	3,529	$122,365	–	–
	2/10/18	7,322	$253,854	52,037	$1,804,123
	2/10/18	1,724	$59,771	–	–
	2/10/19	10,140	$351,543	45,631	$1,582,027

(1)

Officer	Represents
James B. Connor	The awards dated February 10, 2017, through February 10, 2019, represent the number of LTIP units granted in lieu of RSUs pursuant to the executive’s election, including the special grant of RSUs.
Mark A. Denien	The awards dated February 10, 2017, through February 10, 2019, represent the number of LTIP units granted in lieu of RSUs pursuant to the executive’s election, including the special grant of RSUs.
Steven W. Schnur
The amount represents the number and market value of outstanding RSUs granted pursuant to the 2015 Incentive Plan for 2017, 2018, and 2019, including the special grant of RSUs. The totals include accumulated dividend equivalent RSUs.

Nicholas C. Anthony
The amount represents the number and market value of outstanding RSUs granted pursuant to the 2015 Incentive Plan for 2017, 2018, and 2019, including the special grant of RSUs. The totals include accumulated dividend equivalent RSUs.

Ann C. Dee
The amount represents the number and market value of outstanding RSUs granted pursuant to the 2015 Incentive Plan for 2017 and 2019. The totals include accumulated dividend equivalent RSUs.
The awards dated February 10, 2018, represent the number of LTIP units granted in lieu of RSUs pursuant to the executive’s election, including the special grant of RSUs.

With the exception of the special grant of RSUs in 2018, RSUs and LTIP units granted beginning on February 10, 2015, and after vest in three equal installments beginning on the first anniversary of the grant date, subject to the holder’s continued employment and in the case of the LTIP units, subject to certain other vesting requirements. The special grant dated February 10, 2018, vests in two equal installments. See pertinent details regarding LTIP units granted in lieu of RSUs, including cash distributions and certain other vesting requirements, included in the discussion of long-term incentive awards in the CD&A. The dividend equivalent RSUs vest as they accrue but are paid out when the host award vests or, if the host award fails to vest and is forfeited, are paid out as soon as practical after such forfeiture, including any delay necessary to comply with Section 409A of the Code. In all cases, the market value indicated is based upon the closing price of the company’s common stock on December 31, 2019, of $34.67 per share.
(2)

Officer	Represents
James B. Connor
The amount represents the number of common units in our operating partnership, plus LTIP units earned in place of unpaid cash distributions, that would be earned at the maximum payout level for the LTIP units granted in lieu of PSP awards in 2018 and 2019.

Mark A. Denien
The amount represents the number of common units in our operating partnership, plus LTIP units earned in place of unpaid cash distributions, that would be earned at the maximum payout level, for the LTIP units granted in lieu of PSP awards in 2018 and 2019.

Steven W. Schnur
The amount represents the number of common units in our operating partnership, plus LTIP units earned in place of unpaid cash distributions, that would be earned at the maximum payout level, for the LTIP units granted in lieu of PSP awards in 2018 and 2019.

Nicholas C. Anthony	The amount represents the number of shares that would be earned at the maximum payout level, including dividend equivalent shares, for the awards granted pursuant to the PSP in 2018 and 2019.
Ann C. Dee
The amount represents the number of common units in our operating partnership, plus LTIP units earned in place of unpaid cash distributions, that would be earned at the maximum payout level, for the LTIP units granted in lieu of PSP awards in 2018. For 2019, the amount represents the number of shares that would be earned at the maximum payout level, including dividend equivalent shares, for the awards granted pursuant to the PSP.

All such amounts are represented at a market value based upon the closing price of the company’s common stock on December 31, 2019, of $34.67 per share. The PSP awards have a three-year performance measurement period. Further details regarding awards granted under the PSP, including LTIP units, are found under the section entitled “Performance Share Awards” included in the discussion of long-term incentive awards in the CD&A.

Option Exercises and Stock Vested in 2019

The following table shows the number of shares acquired and the value realized upon vesting in 2019 of (i) RSUs, including the value of dividend equivalents earned and vested in 2019 on all outstanding RSUs; (ii) LTIP units received in lieu of RSUs; (iii) performance shares granted in 2017 under the PSP, including the value of dividend equivalents earned and vested in 2019 with respect thereto; (iv) LTIP units received in lieu of performance shares granted in 2017 under the PSP, including the value of dividend equivalents earned on unpaid cash distributions and LTIP units earned above target payout; and/or (v) dividend equivalents earned in 2019 on performance units previously vested under the 2000 Performance Share Plan (2000 PSP). The aggregate value of shares acquired is based upon the fair market value of the company’s common stock on the vesting date.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting (1)
James B. Connor	183,036	$6,038,659(2)
Mark A. Denien	65,137	$2,142,031
Steven W. Schnur	30,029	$985,296
Nicholas C. Anthony	51,007	$1,683,671
Ann C. Dee	42,442	$1,397,416

(1)	Includes the following number of shares or LTIP units acquired and value realized on vesting for the 2017 PSP award:

Name	Number of Shares/LTIP Units Acquired on Vesting (#)(a)	Value Realized on Vesting
James B. Connor	117,368	$4,069,140
Mark A. Denien	40,345	$1,398,767
Steven W. Schnur	17,880	$619,908
Nicholas C. Anthony	32,614	$1,130,734
Ann C. Dee	26,499	$918,736

(a)
Messrs. Connor, Denien, and Schnur, and Ms. Dee elected to receive LTIP units in lieu of PSP awards in 2017. The number represents the LTIP units earned upon vesting, including additional LTIP units earned in place of unpaid cash distributions.

(2)
Includes $12,754 for Mr. Connor attributable to the value of dividend equivalents earned in 2019 on performance units previously vested under the 2000 PSP for which receipt has been deferred. Dividend equivalent units earned under the 2000 PSP also are included in the “Aggregate Earnings in the Last FY” column of the Nonqualified Deferred Compensation table. For a description of these dividend equivalents, see the description of the 2000 PSP under the heading, “Nonqualified Deferred Compensation for 2019.”

Nonqualified Deferred Compensation for 2019

Our named executive officers’ nonqualified deferred compensation in 2019 consists of participation in one or both of the following plans: (1) the Executives’ Deferred Compensation Plan (DC Plan), and (2) the 2000 PSP. The DC Plan continues in effect as the company’s primary nonqualified deferred compensation plan. Certain of our named executive officers have undistributed awards under the 2000 PSP, although no further awards will be made under such plan. The 2000 PSP constitutes a deferred compensation plan in the technical sense that outstanding vested awards may be paid out in a future year.

Executives’ Deferred Compensation Plan

The company does not make contributions to the DC Plan and does not guarantee any return on participant account balances. Executives are permitted to elect to defer up to 50% of base salary, 100% of annual cash incentive bonus, and 100% of RSU and PSP awards. The company has established an irrevocable rabbi trust to hold assets separate from other general corporate assets for the purpose of paying future participant obligations. The assets of the trust remain available to the general creditors of the company. Participants are 100% vested in their deferrals and related earnings. Participants who retire on or after reaching age 50 will receive their DC Plan account balance, based upon their election, either in full or by partial lump-sum payment and/or by annual installments of two to 15 years. A participant who terminates employment other than by retirement, death, or disability will receive the undistributed portion of the account balance in a lump-sum payment. In the event of a participant’s death, the participant’s designated beneficiary will receive the undistributed portion of the account balance in a lump-sum payment. A participant may also elect to receive some or all of a particular year’s deferral and related earnings prior to retirement or termination of employment in the form of a lump-sum payment or in up to five annual installments. Subject to approval by the DC Plan administrator, in the event of an unforeseen financial emergency beyond the participant’s control, a participant may request a withdrawal from his or her account up to the amount necessary to satisfy the emergency (provided the participant does not have the financial resources to otherwise meet the hardship).

2000 Performance Share Plan

Awards under the 2000 PSP were made in 2000 and 2004 in the form of performance units, all of which are now fully vested. The payment for vested awards is made in shares of common stock. However, vested awards are not paid until retirement or termination of employment, and thus are considered deferred compensation. Dividends are paid on the awards in cash or additional performance units, as previously elected by the participant.

The following table sets forth certain information as of December 31, 2019, regarding deferred compensation plans available to each of our named executive officers.

Name	Name of Plan	Executive Contributions in Last FY (1)	Registrant Contributions in Last FY	Aggregate Earnings in Last FY (2)	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last FYE (3)
James B. Connor	DC Plan	–	–	–	–	–
	2000 PSP	–	–	$139,570	–	$510,884
Mark. A. Denien	DC Plan	–	–	–	–	–
	2000 PSP	–	–	–	–	–
Steven W. Schnur	DC Plan	–	–	$331,354	–	$1,257,206
	2000 PSP	–	–	–	–	–
Nicholas C. Anthony	DC Plan	–	–	$394,573	–	$1,587,562
	2000 PSP	–	–	–	–	–
Ann C. Dee	DC Plan	$15,000	–	$300,052	–	$1,240,978
	2000 PSP	–	–	–	–	–

(1)
Executive contributions represent deferral of base salary in 2019, which amounts are also disclosed in the fiscal 2019 “Salary” column of the Summary Compensation Table. Messrs. Connor, Denien, Schnur, and Anthony did not defer any of their salary, incentive bonus, or vesting RSU and PSP Awards in 2019.

(2)
Earnings represent notional returns on (a) participant-selected investments in the DC Plan and (b) dividend reinvestments in the 2000 PSP. Aggregate earnings are not includable in the Summary Compensation Table because those earnings were not preferential or above market.

(3)
The aggregate balance at December 31, 2019, includes the following amounts of associate contributions representing compensation earned and deferred in prior years that was reported in the Summary Compensation Table for the year in which earned or would have been so reported if the officer had been a named executive officer in such year. Amounts in the following table include contributions to the DC Plan and the value of vested awards and dividend equivalents under the 2000 PSP.

Name	Total
James B. Connor	$208,511
Mark A. Denien	–
Steven W. Schnur	$496,261
Nicholas C. Anthony	$500,492
Ann C. Dee	$675,335

Other Potential Post-Employment Payments

The company and each of our named executive officers have entered into letter agreements that provide for separation payments upon the termination of the officer’s employment under various conditions. The level of severance pay under the letter agreements depends upon the circumstances of the officer’s termination of employment. Please see “Compensation Discussion and Analysis—Employment and Severance Agreements,” for a description of the letter agreements.

The following table shows the amounts that would be payable to each of our named executive officers under the letter agreements under various termination scenarios using the applicable base salary and cash incentive bonus as if the termination occurred on December 31, 2019. The severance agreements do not include tax gross-up provisions, and all payments made to the executives would be net of applicable withholdings.

Named Executive Officer	Executive Leaves Voluntarily with No Change in Control	Termination by Company without Cause and with No Change in Control	Termination due to Disability	Termination by Company without Cause or by Officer for “Good Reason” following Change in Control
James B. Connor	$970,066	$5,456,366	$2,773,216	$8,139,516
Mark A. Denien	$560,000	$3,087,960	$1,543,980	$4,631,940
Steven W. Schnur	$485,000	$2,374,013	$1,187,007	$3,561,020
Nicholas C. Anthony	$475,000	$2,525,211	$1,262,606	$3,787,820
Ann C. Dee	$545,066	$2,465,886	$1,277,976	$3,653,796

Change in Control Provisions Under Other Agreements

The company’s long-term compensation plans, including the 2015 Incentive Plan, generally provide that a change in control occurs upon the occurrence of any of the following: (1) when the incumbent members of the Board cease to constitute a majority of the Board; (2) except in the case of certain issuances or redemptions of stock or the acquisition of stock by any associate benefit plan sponsored by the company, when any person acquires a 25% or more ownership interest in the outstanding common stock or combined voting power of the then outstanding securities of the company; (3) the consummation of a reorganization, merger, consolidation, statutory share exchange, or other corporate transaction, unless (a) the beneficial owners of the company’s stock immediately prior to the transaction continue to own 50% or more of the outstanding common stock and combined voting power of the then outstanding securities of the company, (b) no person acquires a 25% or more ownership interest in the then outstanding common stock or combined voting power of the then outstanding securities of the company, and (c) at least a majority of the members of the board of directors of the surviving corporation were incumbent directors at the time of approval of the corporate transaction; (4) the approval by the shareholders of the company of a complete liquidation or dissolution; or (5) when the company’s ownership interest in the operating partnership is reduced below 50%.

All outstanding awards granted under the 2015 Incentive Plan provide for “double trigger” change in control vesting, such that the effect of a change in control depends upon whether the award is assumed by the acquiring company. If awards are not assumed by the acquiring company, service-based awards vest in full upon the change in control and performance-based awards vest at the “target” level if the change in control occurs prior to the second anniversary of the beginning of the performance period. Such awards vest at the “actual” level if the change in control occurs on or after the second anniversary of the beginning of the performance period and prior to the end of the performance period, based on performance through the date of the change in control. If the awards are assumed by the acquiring company, similar accelerated vesting of awards is contingent on the grantee’s involuntary termination without cause or for good reason within one year following the change in control.

The following table shows the total additional value of the awards that would be payable to each of the named executive officers under the accelerated vesting provisions of these plans upon the occurrence of a change in control as of December 31, 2019, and assuming that the acquiring company does not assume the awards. Unless indicated otherwise below, award values were determined at $34.67 per share, the closing price of the company’s stock on December 31, 2019.

Named Executive Officer	RSUs (1)	PSP Award (2)	Total
James B. Connor	$3,352,242	$6,565,780	$9,918,022
Mark A. Denien	$1,162,034	$2,279,338	$3,441,372
Steven W. Schnur	$717,322	$1,468,571	$2,185,893
Nicholas C. Anthony	$944,896	$1,857,296	$2,802,192
Ann C. Dee	$765,826	$1,504,962	$2,270,788

(1)	Represents the value of the unvested awards at December 31, 2019.

(2)
Represents awards granted in 2018 and 2019 under the PSP. The value of the awards granted in 2018 would be fixed at the target level in the event of a change in control prior to January 1, 2020, and the value of the awards granted in 2019 would be fixed at the target level in the event of a change in control prior to January 1, 2021. The above table assumes a change of control occurring on December 31, 2019, with the result that both the 2018 and 2019 awards would pay out at the target level.

Retirement Provisions Under Other Agreements

Awards granted to named executive officers pursuant to the 2015 Incentive Plan will continue to vest upon the executive’s termination of employment, other than for cause, on or after reaching age 55, and provided that the sum of the executive’s age and years of service to the company totals at least 65 years (which is defined as “retirement” for purposes of the 2015 Incentive Plan). Such awards are subject to the restrictive covenants in each executive’s letter agreement regarding severance payments, previously described under the section “Compensation Discussion and Analysis—Employment and Severance Agreements.” As of December 31, 2019, Mr. Connor and Ms. Dee were eligible for retirement under these provisions. The values represented above in the table under “—Change in Control Provisions Under Other Agreements” also reflect the total value of the unvested awards that would remain eligible for continued vesting for Mr. Connor and Ms. Dee under the provisions of these plans upon the occurrence of a retirement as of December 31, 2019, and assuming continuing compliance with the restrictive covenants.

Risk Assessment of Overall Compensation Program

The Compensation and Human Capital Committee has reviewed with management the design and operation of our incentive compensation arrangements for all associates, including executive officers, to determine whether these programs might encourage inappropriate risk-taking that would be reasonably likely to have a material adverse effect on the company. Specifically, management compiled an inventory of all incentive compensation arrangements applicable to the company’s associates at all levels, which were then summarized for the Compensation and Human Capital Committee’s independent compensation adviser. The adviser analyzed these arrangements in the context of potential high-risk design provisions and concluded that the program is well-designed overall not to encourage behaviors that would create a material risk for the company. The adviser noted in particular the following program provisions that support this conclusion: (1) appropriate pay philosophy, peer group, and market positioning to support business objectives; (2) an effective balance in cash and equity, short and longer-term performance focus, corporate, business unit, and individual performance focus, and financial and non-financial performance measurement as well as the discretion of the Compensation and Human Capital Committee; (3) a balanced weighting of performance measures; (4) fixed maximum levels for performance-based awards; and (5) meaningful risk mitigation features including stock ownership guidelines, the compensation recoupment policy, and independent Compensation and Human Capital Committee oversight. Based on the independent review and findings of the adviser, the Compensation and Human Capital Committee concluded that the company’s compensation plans, programs and policies, considered as a whole, including applicable risk-mitigation features, are not reasonably likely to have a material adverse effect on the company.

CEO Pay Ratio

The 2019 compensation disclosure ratio of the median annual total compensation of all company associates to the annual total compensation of the company’s CEO is as follows:

Category	2019 Total Compensation and Ratio
Annual total compensation of Mr. Connor (A)	$6,693,904
Median associate total compensation (excluding Mr. Connor) (B)	$122,714
Ratio of A to B	55:1

The company identified the median associate by examining the following compensation elements for all individuals, excluding Mr. Connor: base salary as of December 31, 2019; 2018 bonus paid in 2019; grant date value of 2019 long-term grants; leasing commissions paid in 2019; and overtime paid in 2019. The company determined the median associate based on its workforce as of December 31, 2019, and included all part-time, temporary, and full-time associates. After identifying the median associate, the company calculated 2019 total compensation for such associate using the same methodology used for our named executive officers as set forth in the Summary Compensation Table.

Equity Compensation Plan Information

The following table provides information as of December 31, 2019, about our common stock that may be issued, whether upon the exercise of options, warrants, and rights, or otherwise, under our existing equity compensation plans.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants, and Rights (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants, and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity compensation plans approved by shareholders	3,358,056 (1)	–(2)	6,362,131 (3)
Equity compensation plans not approved by shareholders(4)	–	–	–
Total	3,358,056 (1)	–	6,362,131 (3)

The number of options and full value awards granted and outstanding as of December 31, 2019, as indicated above, are from all plans.

(1)	Represents shares of our common stock issuable pursuant to the conversion of RSUs and performance shares, or LTIP units elected in lieu of such awards.

(2)	No options remain outstanding under our equity plans. Our outstanding awards do not have an exercise price.

(3)	Represents the number of remaining shares available for grant under the company’s 2015 Incentive Plan.

(4)	All of the company’s equity plans have been approved by its shareholders.

OWNERSHIP OF COMPANY SHARES

The following table sets forth the beneficial ownership of shares of common stock of the company and common units of ownership in our operating partnership as of February 20, 2020, for:

•	each of our named executive officers;

•	each of our directors;

•	our current directors and executive officers as a group; and

•	each person or group known to us to be holding more than 5% of such common stock.

Beneficial Owner	Shares and Partnership Units Beneficially Owned (1)(12)	Shares Issuable Upon Exercise of Stock Options (2)	Total	Percent of Class
James B. Connor(3)	461,553	–	461,553	*
Mark A. Denien(4)	171,640	–	171,640	*
Steven W. Schnur(5)	48,700	–	48,700	*
Nicholas C. Anthony(6)	99,465	–	99,465	*
Ann C. Dee(7)	112,597	–	112,597	*
John P. Case	11,364	–	11,364	*
Ngaire E. Cuneo	36,740	–	36,740	*
Charles R. Eitel	–	–	–	*
Tamara D. Fischer	–	–	–	*
Norman K. Jenkins	–	–	–	*
Melanie R. Sabelhaus	31,126	–	31,126	*
Peter M. Scott, III	20,381	–	20,381	*
David P. Stockert	29,573	–	29,573	*
Chris T. Sultemeier	11,432	–	11,432	*
Michael E. Szymanczyk	37,081	–	37,081	*
Warren M. Thompson	4,332	–	4,332	*
Lynn C. Thurber	115,558	–	115,558	*
All directors and executive officers as a group (17 persons)	1,210,579	–	1,210,579	*
The Vanguard Group, Inc.(8)	60,917,401	–	60,917,401	16.54%
BlackRock, Inc.(9)	36,686,488	–	36,686,488	9.96%
State Street Corp.(10)	24,178,587	–	24,178,587	6.56%
Cohen & Steers, Inc.(11)	25,850,229	–	25,850,229	7.02%

* Less than one percent (1%)

(1)
The number of shares and units in this column represents the number of shares of common stock and/or partnership units the person “beneficially owns,” as determined by the rules of the SEC. Unless otherwise indicated, each person listed in the table possesses sole voting and investment power with respect to the common shares reported in this column to be owned by such person.

(2)	As of February 20, 2020, there are no outstanding stock options owned by any of our named executive officers or directors.

(3)	Includes 8,653 shares owned by family members and 276,502 partnership units.

(4)	Includes 157,269 partnership units.

(5)	Includes 27,626 partnership units.

(6)	Includes 67,262 partnership units.

(7)	Includes 1,386 shares owned by family members and 57,028 partnership units.

(8)
The address of The Vanguard Group, Inc. is 100 Vanguard Blvd., Malvern, PA 19355. This information is based solely on a Schedule 13G filed by The Vanguard Group with the SEC on February 11, 2020. The Vanguard Group has the sole power to vote 914,347 shares and dispose of 59,943,962 shares, including shared power to vote 468,012 shares and dispose of 973,439 shares.

(9)
The address of BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055. This information was obtained from a Schedule 13G filed with the SEC on February 5, 2020. Total shares beneficially owned include 32,603,959 with sole voting power and 36,686,488 with sole dispositive power.

(10)
The address of State Street Corporation is One Lincoln Street, Boston, MA 02111. This information was obtained from a Schedule 13G filed with the SEC on February 14, 2020. Total shares beneficially owned include 20,130,634 with shared voting power and 24,145,390 with shared dispositive power.

(11)
The address of Cohen & Steers, Inc. is 280 Park Avenue, 10th Floor, New York, NY 10017. This information was obtained from a Schedule 13G filed with the SEC on February 14, 2020. Total shares beneficially owned include 14,478,702 with sole voting power and 25,850,229 with sole dispositive power.

(12)
While not included in the table above, shares deferred into our Directors’ Deferred Compensation Plan by members of the Board are considered to be shares owned for purposes of each director’s target ownership requirement pursuant to the company’s Stock Ownership Policies, which are described on page 24. Shares owned by individual directors as of the record date in the Directors’ Deferred Compensation Plan are as follows:

Name	Number of Deferred Shares
Ngaire E. Cuneo	198,398
Charles R. Eitel	47,174
Norman K. Jenkins	18,345
Peter M. Scott, III	36,938
Michael E. Szymanczyk	17,856

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Our Code of Business Ethics requires that all associates, officers, and directors avoid conflicts of interest that interfere with the performance of their duties or are not in the best interests of the company. The Audit Committee reviews all material proposed transactions between the company and related parties as specified under Item 404 of Regulation S-K promulgated by the SEC and examines each such transaction for potential conflicts of interest and other improprieties. The Audit Committee has not adopted any specific written procedures for conducting such reviews and considers each transaction in light of the specific facts and circumstances presented. We currently do not have any such transactions to report.

PROPOSAL THREE: RATIFICATION OF REAPPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected KPMG as our independent registered public accounting firm for the fiscal year ending December 31, 2020, and has further directed that the selection of the independent registered public accounting firm be submitted for ratification by the shareholders at the Annual Meeting.

Representatives of KPMG will be present at the Annual Meeting, have the opportunity to make a statement if they so desire, and be available to respond to appropriate questions.

To ratify the selection of KPMG, the votes cast in favor of the proposal must exceed the votes cast against the proposal. Abstentions will not be treated as votes cast and therefore will not affect the outcome. The ratification of the selection of KPMG as our independent registered public accountants for 2020 will be deemed to be a discretionary matter and brokers will be permitted to vote uninstructed shares as to such matter; therefore, no broker non-votes are expected.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF KPMG AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR 2020.

SHAREHOLDER PROPOSALS AND NOMINATIONS FOR 2021 ANNUAL MEETING

Shareholder Proposals and Nominations for inclusion in the Company’s Proxy Materials

SEC rules establish the eligibility requirements and procedures that must be followed for a shareholder’s proposal to be included in the company’s proxy materials. Under those rules, any shareholder wishing to have a proposal considered for inclusion in the company’s proxy materials for the 2021 annual meeting must submit his or her proposal to the company in writing on or before November 11, 2020, which is 120 calendar days prior to the anniversary of the date this proxy statement was released to shareholders. However, if the date of the 2021 annual meeting of shareholders is more than 30 calendar days earlier or later than the anniversary date of the 2020 annual meeting of shareholders, then the deadline is a reasonable time before we begin to print and send our proxy materials. Proposals must comply with all applicable SEC rules.

If a shareholder wishes to nominate a director for inclusion in the company’s proxy material for the 2021 annual meeting of shareholders pursuant to the company’s proxy access bylaw provision, the company’s bylaws require that the shareholder give advance written notice to the company’s Corporate Secretary no earlier than 150 days and no later than 120 days before the one year anniversary of the date when the proxy materials for the previous year’s annual meeting of shareholders were released to shareholders, which for the 2021 annual meeting would be no earlier than October 12, 2020, and no later than November 11, 2020. However, if the date of the 2021 annual meeting of shareholders is more than 30 calendar days earlier or later than the date contemplated at the time of the 2020 annual meeting of shareholders, the notice must be received by the company’s Corporate Secretary not fewer than the later of (i) 150 calendar days prior to the date of the contemplated annual meeting or (ii) the date which is 10 calendar days after the date of the first public announcement or other notification to the shareholders of the date of the contemplated annual meeting.

Shareholder Proposals and Nominations not for inclusion in the Company’s Proxy Materials

If a shareholder wishes to present a proposal, including a proposal to nominate a director nominee, at the 2021 annual meeting, even if the proposal or nomination is not intended to be included in the 2021 proxy materials, the company’s bylaws require that the shareholder give advance written notice to the company’s Corporate Secretary at least 120 days before the one year anniversary of the date when the proxy statement was released to shareholders in connection with the previous year’s annual meeting, which for the 2021 annual meeting would be November 11, 2020. However, if the date of the 2021 annual meeting of shareholders is more than 30 calendar days earlier or later than the date contemplated at the time of the 2020 annual meeting of shareholders, the notice must be received by the company’s Corporate Secretary not fewer than the later of (i) 150 calendar days prior to the date of the contemplated annual meeting or (ii) the date which is 10 calendar days after the date of the first public announcement or other notification to the shareholders of the date of the contemplated annual meeting.

If a shareholder is permitted to present a proposal at the 2021 annual meeting, but the proposal was not included in the 2021 proxy materials, the company believes that its proxy holder would have the discretionary authority granted by the proxy card (and as permitted under SEC rules) to vote on the proposal if the proposal was received after January 25, 2021, which is 45 calendar days prior to the one-year anniversary of the mailing of this proxy statement.

ANNUAL REPORT

A copy of our 2019 Annual Report is available on the Internet as described in the Notice of Internet Availability of Proxy Materials. Additionally, a copy of our 2019 Annual Report on Form 10-K for the fiscal year ended December 31, 2019, may be obtained, free of charge, by any shareholder by writing to Duke Realty Corporation, 8711 River Crossing Blvd., Indianapolis, Indiana 46240, Attention: Investor Relations. Our Annual Report on Form 10-K is also available and may be accessed free of charge through the Investor Relations section of our Internet website at http://investor.dukerealty.com.

OTHER MATTERS

The Board knows of no other matters to be brought before this Annual Meeting. However, if other matters should properly come before the Annual Meeting, it is the intention of each person named in the proxy to vote such proxy in accordance with his or her judgment.

HOUSEHOLDING OF PROXY MATERIAL

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more shareholders sharing the same address by delivering to that address a single proxy statement to those shareholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for shareholders and cost savings for companies. Some brokers household proxy materials, delivering a single proxy statement to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker or us that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, or if you are receiving multiple copies of the proxy statement and wish to receive only one copy, please notify your broker if your shares are held in a brokerage account, or notify us if you hold registered shares. You can notify us by sending a written request to Duke Realty Corporation, c/o Corporate Secretary, 8711 River Crossing Blvd., Indianapolis, Indiana 46240 or by calling our Investor Relations Department at (317) 808-6005.

IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. Whether or not you plan to attend the meeting, you are urged to vote your proxy.

APPENDIX A: DEFINITIONS AND RECONCILIATIONS OF GAAP AND NON-GAAP FINANCIAL MEASURES

Please refer to our annual and quarterly financial statements filed with the Securities and Exchange Commission on Forms 10-K and 10-Q and other public reports for further information about us and our business.

FFO: FFO is a non-GAAP performance measure computed in accordance with standards established by the National Association of Real Estate Investment Trusts (“NAREIT”) Funds from Operations White Paper - 2018 Restatement. It is calculated as net income attributable to common shareholders computed in accordance with generally accepted accounting principles (“GAAP"), excluding depreciation and amortization related to real estate, gains and losses on sales of real estate assets (including real estate assets incidental to our business) and related taxes, gains and losses from change in control, impairment charges related to real estate assets (including real estate assets incidental to our business) and similar adjustments for unconsolidated joint ventures and partially owned consolidated entities. We believe FFO to be most directly comparable to net income attributable to common shareholders as defined by GAAP. FFO does not represent a measure of liquidity, nor is it indicative of funds available for our cash needs, including our ability to make cash distributions to shareholders.

Core FFO: Core FFO is computed as FFO adjusted for certain items that are generally non-cash in nature and that can create significant earnings volatility and do not directly relate to our core business operations. The adjustments include tax expenses or benefits related to (i) changes in deferred tax asset valuation allowances, (ii) changes in tax exposure accruals that were established as the result of the previous adoption of new accounting principles, or (iii) taxable income (loss) related to other items excluded from FFO or Core FFO (collectively referred to as “other income tax items”), gains or losses on debt transactions, gains or losses from involuntary conversion from weather events or natural disasters, promote income, severance and other charges related to major overhead restructuring activities and the expense impact of costs attributable to successful leasing activities. Although our calculation of Core FFO differs from NAREIT’s definition of FFO and may not be comparable to that of other REITs and real estate companies, we believe it provides a meaningful supplemental measure of our operating performance.

AFFO: AFFO is defined by the Company as the Core FFO (as defined above), less recurring building improvements and total second generation capital expenditures (the leasing of vacant space that had previously been under lease by the Company is referred to as second generation lease activity) related to leases commencing during the reporting period, and adjusted for certain non-cash items including straight line rental income and expense, non-cash components of interest expense including interest rate hedge amortization, stock compensation expense and after similar adjustments for unconsolidated partnerships and joint ventures.

While we believe our modified FFO measures are important supplemental measures, neither NAREIT’s nor our measures of FFO should be used alone because they exclude significant economic components of net earnings computed under GAAP, and are, therefore, limited as an analytical tool. These FFO measures are used by management as supplemental financial measures of operating performance and we believe that it is important that shareholders, potential investors and financial analysts understand the measures management uses. We do not use our FFO measures as, nor should they be considered to be, alternatives to net earnings computed under GAAP, as indicators of our operating performance, as alternatives to cash from operating activities computed under GAAP or as indicators of our ability to fund our cash needs. We reconcile our modified FFO measures to our net earnings computed under GAAP as follows:

Duke Realty Corporation and Subsidiaries
Non-GAAP Reconciliations - FFO, Core FFO, and AFFO
Twelve Months Ended December 31,
(Unaudited and in thousands, except per share amounts)

	2019			2018
	Amount	Wtd. Avg. Shares	Per Share	Amount	Wtd. Avg. Shares	Per Share
Net income attributable to common shareholders	$428,972			$383,729
Less dividends on participating securities	(1,487)			(1,675)
Net income per common share-basic	427,485	362,234	$1.18	382,054	357,569	$1.07
Add back:
Noncontrolling interest in earnings of unitholders	3,678	3,118		3,528	3,290
Other potentially dilutive securities	1,487	1,987		1,675	2,438
Net income attributable to common shareholders-diluted	$432,650	367,339	$1.18	$387,257	363,297	$1.07
Reconciliation to FFO
Net income attributable to common shareholders	$428,972	362,234		$383,729	357,569
Adjustments:
Depreciation and amortization	327,223			312,217
Depreciation, amortization and other - unconsolidated joint ventures	10,083			9,146
Gains on sales of properties	(235,098)			(208,780)
Gains on land sales	(7,445)			(10,334)
Income tax expense triggered by sales of real estate assets	8,686			8,828
Gains on sales of real estate assets - unconsolidated joint ventures	(21,239)			(12,094)
Impairment charges - unconsolidated joint venture	—			2,214
Noncontrolling interest share of adjustments	(702)			(923)
NAREIT FFO attributable to common shareholders - basic	510,480	362,234	$1.41	484,003	357,569	$1.35
Noncontrolling interest in income of unitholders	3,678	3,118		3,528	3,290
Noncontrolling interest share of adjustments	702			923
Other potentially dilutive securities		1,987			2,438
NAREIT FFO attributable to common shareholders - diluted	$514,860	367,339	$1.40	$488,454	363,297	$1.34
Gains on involuntary conversion - including share of unconsolidated joint venture	(3,559)			(3,897)
Loss on debt extinguishment	6,320			388
Non-incremental costs related to successful leases	12,402			—
Core FFO attributable to common shareholders - diluted	$530,023	367,339		$484,945	363,297
AFFO
Core FFO - diluted	$530,023	367,339		$484,945	363,297
Adjustments:
Straight-line rental income and expense	(20,724)			(26,037)
Amortization of above/below market rents and concessions	(7,566)			(2,332)
Stock based compensation expense	19,801			20,198
Non-cash interest expense	5,904			5,788
Second generation concessions	(999)			(164)
Second generation tenant improvements	(15,183)			(18,436)
Second generation leasing costs	(22,178)			(25,935)
Building improvements	(12,685)			(9,947)
AFFO - diluted	$476,393	367,339		$428,080	363,297

Duke Realty Corporation and Subsidiaries
Reconciliation of Net Income to FFO as Defined by NAREIT
Twelve Months Ended December 31,
(Unaudited and in thousands, except per share amounts)

	2019	2018	2017	2016	2015
Net income attributable to common shareholders - continuing operations	$432,199	$383,368	$290,592	$298,421	$188,248
Less: noncontrolling interest in earnings - consolidated joint ventures	6	(11)	114	(46)	(147)
Diluted net income attributable to common shareholders - continuing operations	$432,205	$383,357	$290,706	$298,375	$188,101
Weighted average common shares and potentially dilutive securities	367,339	363,297	362,011	357,076	352,197
Diluted net income per common share - continuing operations	$1.18	$1.06	$0.80	$0.84	$0.53
3 year growth	48%
5 year growth	123%

Reconciliation to FFO
Net income attributable to common shareholders	$428,972	$383,729	$1,634,431	$312,143	$615,310
Adjustments:
Depreciation and amortization	327,223	312,217	299,472	317,818	320,846
Joint venture share of adjustments	(11,156)	(734)	(44,223)	(49,736)	13,336
Gains on real estate asset sales, net of taxes and impairments	(233,857)	(210,286)	(1,453,702)	(162,818)	(645,358)
Noncontrolling interest share of adjustments	(702)	(923)	11,023	(1,037)	3,197
NAREIT FFO attributable to common shareholders - basic	$510,480	$484,003	$447,001	$416,370	$307,331
Noncontrolling interest in income of unitholders	3,678	3,528	15,176	3,089	6,404
Noncontrolling interest share of adjustments	702	923	(11,023)	1,037	(3,197)
NAREIT FFO attributable to common shareholders - diluted	$514,860	$488,454	$451,154	$420,496	$310,538
Weighted average common shares and potentially dilutive securities	367,339	363,297	362,011	357,076	352,197
NAREIT FFO per share attributable to common shareholders - diluted	$1.40	$1.34	$1.25	$1.18	$0.88
3 year growth	12%
5 year growth	59%

DUKE REALTY CORPORATION
ATTN: INVESTOR RELATIONS
8711 RIVER CROSSING BLVD
INDIANAPOLIS, IN 46240

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. Eastern Time on April 23, 2020 for shares held in the company's 401(k) Plan and by 11:59 P.M. Eastern Time on April 27, 2020 for all other shares. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by the Company in mailing proxy materials, you may consent to receiving all future proxy statements, proxy cards, and annual reports electronically via e-mail or the Internet. To sign up for such electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. Eastern Time on April 23, 2020 for shares held in the company's 401(k) Plan and by 11:59 P.M. Eastern Time on April 27, 2020 for all other shares. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

VOTE IN PERSON
To vote in person at the annual meeting, you must be a shareholder of record as of February 20, 2020, or, if you are a beneficial holder who owns through a bank, broker, or other nominee, you must obtain a proxy from such nominee, and bring it to the annual meeting. If you need directions to the annual meeting, please contact the Company at 317-808-6005

VOTE CONFIRMATION
If you are a shareholder of record, you may confirm that your instructions were received and included in the final tabulation to be issued at the Annual Meeting on April 29, 2020 via the Proxy Vote Confirmation link at www.proxyvote.com by using the information printed in the box marked by the arrow. Vote Confirmation is available 24 hours after your vote is received beginning March 14, 2020, with the final vote tabulation remaining available for up to two months after the annual meeting.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E90153-Z76266-P32569 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DUKE REALTY CORPORATION

The Board of Directors recommends you vote FOR each of the directors in proposal 1 and FOR proposals 2 and 3.

	For	Against	Abstain
1a. John P. Case	☐	☐	☐
1b. James B. Connor	☐	☐	☐
1c. Ngaire E. Cuneo	☐	☐	☐
1d. Charles R. Eitel	☐	☐	☐
1e. Tamara D. Fischer	☐	☐	☐
1f. Norman K. Jenkins	☐	☐	☐
1g. Melanie R. Sabelhaus	☐	☐	☐
1h. Peter M. Scott, III	☐	☐	☐
1i. David P. Stockert	☐	☐	☐
1j. Chris Sultemeier	☐	☐	☐
1k. Michael E. Szymanczyk	☐	☐	☐
1l. Warren M. Thompson	☐	☐	☐
1m. Lynn C. Thurber	☐	☐	☐

	For	Against	Abstain
2. To vote on an advisory basis to approve the compensation of the Company's named executive officers as set forth in the proxy statement.	☐	☐	☐
3. To ratify the reappointment of KPMG LLP as the Company's independent registered public accountants for the fiscal year 2020.	☐	☐	☐

NOTE: The Board of Directors may transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

	Yes	No
Please indicate if you plan to attend this meeting.	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Annual Report to Shareholders, Form 10-K, and Notice & Proxy Statement are available at www.proxyvote.com.

E90154-Z76266-P32569

DUKE REALTY CORPORATION
Annual Meeting of Shareholders
April 29, 2020 10:00 AM CT
THE ENCLOSED PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby revokes all prior proxies and appoints James B. Connor and Ann C. Dee, and each of them, attorneys-in-fact and proxies, with full power of substitution, to vote, as designated on the reverse side of this proxy, all shares of common stock of Duke Realty Corporation which the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders to be held on April 29, 2020, at 10:00 a.m. central time, at the Peninsula Hotel, 108 East Superior Street (at North Michigan Avenue), Chicago, Illinois 60611 and at any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is indicated, this proxy will be voted in accordance with the recommendations of the Board of Directors for proposals 1, 2 and 3, and in the discretion of the proxies with respect to such other business as may properly come before the meeting.

Continued and to be signed on reverse side.